Exhibit 10.1

PURCHASE AND SALE AGREEMENT

among

GEOSOUTHERN INTERMEDIATE HOLDINGS, LLC,

GEOSOUTHERN ENERGY CORPORATION

(solely for purposes of Sections 3.1, 6.1(b)(x), 6.19, 6.26 and [omitted]),

and

DEVON ENERGY PRODUCTION COMPANY, L.P.

Dated as of November 20, 2013

i

ARTICLE 5 REPRESENTATIONS AND WARRANTIES RELATING TO BUYER		31
5.1	Organization of Buyer	31
5.2	Authorization; Enforceability	31
5.3	No Conflict; Consents	31
5.4	Litigation	32
5.5	Brokers’ Fees	32
5.6	Financial Ability	32
5.7	Securities Law Compliance	32
5.8	BUYER’S INDEPENDENT INVESTIGATION; DISCLAIMER	32
ARTICLE 6 COVENANTS		34
6.1	Conduct of Business	34
6.2	Transferred and Terminated Contracts	38
6.3	Access; Confidentiality	38
6.4	Consents	40
6.5	Efforts; Regulatory Filings	40
6.6	Books and Records	42
6.7	Replacement of Guarantees	42
6.8	Shared Contracts	43
6.9	Use of GeoSouthern Marks	43
6.10	Intellectual Property Transfer; Seller IP License	44
6.11	Insurance	44
6.12	Company Indebtedness	44
6.13	Further Assurances	45
6.14	Publicity	45
6.15	Fees and Expenses; Transfer Taxes	45
6.16	Like-Kind Exchange	45
6.17	Non-Solicitation	46
6.18	No Shop	47
6.19	[omitted]	47
6.20	Debt Financing	47
6.21	Litigation Notification	48
6.22	Consent to Operations	48
6.23	Transfer of Certain Assets	48
6.24	Intercompany Accounts	48
6.25	Management LLC	48
6.26	GeoSouthern	48
6.27	Transitional Personnel	49
6.28	Field Equipment	49
6.29	Subordination Agreements	49
6.30	Notices to Escrow Agent	49
6.31	Buyer LLC	50
6.32	Leases	50
ARTICLE 7 EMPLOYEE MATTERS		50
7.1	Continued Employment of Employees	50
7.2	Pre-Closing Service; Pre-Existing Conditions	51
7.3	COBRA and Post-Employment Welfare Benefits	51
7.4	Tax Reporting	51
7.5	No Rights to Employment	51
ARTICLE 8 CONDITIONS TO CLOSING		52
8.1	Conditions to Obligations of Buyer to Closing	52
8.2	Conditions to the Obligations of Seller to Closing	53

ii

ARTICLE 9 TERMINATION		54
9.1	Termination	54
9.2	Effect of Termination	54
ARTICLE 10 INDEMNIFICATION		55
10.1	[omitted]	55
10.2	[omitted]	55
10.3	[omitted]	55
10.4	Indemnification Procedure	55
10.5	[omitted]	56
10.6	Sole and Exclusive Remedy	56
10.7	[omitted]	56
10.8	Insurance Proceeds	57
10.9	Tax Treatment of Indemnity Payments	57
10.10	Damages Waiver	57
ARTICLE 11 OTHER PROVISIONS		57
11.1	Notices	57
11.2	Assignment	58
11.3	Rights of Third Parties	58
11.4	Counterparts	58
11.5	Entire Agreement	58
11.6	Disclosure Schedule	58
11.7	Amendments	59
11.8	Severability	59
11.9	Specific Performance; Waiver of Claims Against Financing Sources	59
11.10	Governing Law; Jurisdiction	60
11.11	No Recourse	61

List of Exhibits:

Exhibit A	Current Assets
Exhibit B	Current Liabilities
Exhibit C-1	DeWitt Leases
Exhibit C-2	Lavaca Leases
Exhibit C-3	Lavaca Lease Expirations
Exhibit D-1	DeWitt Units
Exhibit D-2	Lavaca Units
Exhibit E	Eagle Ford Cross Section
Exhibit F	Form of Assignment Agreement
Exhibit G	Form of Seller Officer’s Certificate
Exhibit H	Form of Escrow Agreement
Exhibit I	Form of Acknowledgement
Exhibit J	Form of Buyer Officer’s Certificate
Exhibit K-1	Demarcation Line – Coordinates
Exhibit K-2	Demarcation Line – Map
Exhibit L	Title Defect Persons

iii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of November 20, 2013, is among GeoSouthern Intermediate Holdings, LLC, a Delaware limited liability company and an indirect subsidiary of GeoSouthern (“Seller”), Devon Energy Production Company, L.P., an Oklahoma limited partnership (“Buyer”), and, solely for purposes of Sections 3.1, 6.1(b)(x), 6.19, 6.26 and [omitted], GeoSouthern Energy Corporation, a Texas corporation (“GeoSouthern”). GeoSouthern, Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals:

A. Seller owns all of the issued and outstanding member interests (the “Operating Company Interests”) of GeoSouthern DeWitt Properties, LLC, a Texas limited liability company (“DeWitt”), GeoSouthern Lavaca Properties, LLC, a Texas limited liability company (“Lavaca”), and Eagle Ford Field Services, LLC, a Delaware limited liability company (“Field Services”), and shall, immediately prior to the Closing Date, own all of the issued and outstanding member interests (the “Management Interests” and, together with the Operating Company Interests, the “Interests”) of GeoSouthern South Texas Services, LLC, a Texas limited liability company (“Management LLC” and, collectively with DeWitt, Lavaca and Field Services, the “Companies”), and Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Interests, on and subject to the terms and conditions of this Agreement.

B. Buyer acknowledges that, based upon the representations and warranties of Seller set forth in Section 4.20, it understands and agrees that Seller is retaining, and Buyer is not acquiring, the Excluded Assets pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein the Parties agree as follows:

ARTICLE 1

Definitions and Rules of Construction

1.1 Definitions. Capitalized terms used throughout this Agreement and not defined in this Section 1.1 have the meaning ascribed to them elsewhere in this Agreement. As used herein, the following terms shall have the following meanings:

“Adjusted Purchase Price” is defined in Section 2.2(d).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Aggregate Closing Defect Amount” is defined in Section 2.2(c)(iii).

“Agreement” is defined in the preamble to this Agreement.

“Allocated Value” is defined in Section 2.9(b).

“Allocation” is defined in Section 2.8.

“Applicable Confidentiality Agreement” means a confidentiality agreement or other agreement containing restrictions on the disclosure or use of information in either case entered into by Seller or any of its Affiliates with any Person with respect to any potential transaction involving the acquisition, directly or indirectly, of (a) any equity or other interest in one or more of the Companies, (b) any equity or other interest in any other entity that holds, directly or indirectly, any Interest or any other interest in any of the Companies, or (c) any material interest in any of the Company Assets.

“Arbitrator’s Closing Statement” is defined in Section 2.7(b).

“Audited Company Financial Statements” is defined in Section 4.5(a).

“Audited Field Services Financial Statements” is defined in Section 4.5(a).

“Audited Financial Statements” is defined in Section 4.5(a).

“Blackstone” means Blackstone Capital Partners V L.P. and its Affiliates (other than Seller or any of Seller’s subsidiaries, including the Companies).

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas and that is not otherwise a federal holiday in the United States.

“Buyer” is defined in the preamble to this Agreement.

“Buyer Indemnified Parties” is defined in Section 10.2(a).

“Buyer Losses” is defined in Section 10.2(e).

“Cash Amount” means, as of any given date, the amount of all cash on hand and cash equivalents of the Companies in lock boxes or otherwise in the possession of the Companies as of 12:01 a.m. CDT on such date, including any deposits with financial institutions.

“Closing” is defined in Section 2.6.

“Closing Date” is defined in Section 2.6.

“Closing Statement” is defined in Section 2.4.

“Closing Statement Arbitrator” is defined in Section 2.7(b).

“Closing Date Working Capital” means an amount equal to (a) the Current Assets, as of 12:01 a.m. CT on the Closing Date, minus (b) the Current Liabilities, as of 12:01 a.m. CT on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” is defined in the recitals of this Agreement.

“Company Assets” means the assets, rights and interests owned by the Companies, including the Company Oil and Gas Properties, but excluding the Excluded Assets.

“Company Indebtedness” means all (i) outstanding Indebtedness for Borrowed Money of the Companies and (ii) all outstanding Indebtedness for Borrowed Money of any Affiliate of the Companies pursuant to which any Liens have been placed on Company Assets, including Indebtedness for Borrowed Money under the Credit Agreement, in each case as of the Closing.

“Company Oil and Gas Properties” means all of the Companies’ right, title and interest in, to and under, or derived from any Oil and Gas Properties, including the Leases and the Units.

“Company Systems” means the crude oil, natural gas, natural gas liquid and other pipelines, flow lines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants, and other related operations, assets, machinery and equipment that are owned by any Company.

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of September 24, 2013 between Buyer and GeoSouthern Eagle Ford Development, LLC.

“Constituents of Concern” any substance defined, regulated or characterized as a toxic or hazardous substance, hazardous waste, hazardous material, solid waste, pollutant, or contaminant by any Environmental Law or for which liability or standards of conduct are imposed under Environmental Law, including but not limited to Hydrocarbons and related waste, by-products and components, naturally occurring radioactive materials (NORM), polychlorinated biphenyls, asbestos, and radioactive material.

“Continued Employee” has the meaning set forth in Section 7.1.

“Contract” means any legally binding agreement, commitment, lease, license, or contract.

“Contract List” is defined in Section 6.23.

“COPAS” means the accounting standards promulgated by the Council of Petroleum Accountants Society.

“Covered Environmental Matters” is defined in Section 2.9(h).

[omitted]

“Cure Period” is defined in Section 2.9(d).

“Current Assets” means, as of any given date, the aggregate “current assets” of the Companies, as defined by GAAP consistently applied (excluding (i) any deferred tax assets established to reflect differences in timing of book and tax items and (ii) an amount equal to the Cash Amount as of such date). Attached as Exhibit A hereto is a statement of the Current Assets as of the Effective Date.

“Current Liabilities” means, as of any given date, the aggregate “current liabilities” of the Companies, as defined by GAAP consistently applied (excluding (i) any deferred tax liabilities established to reflect differences in timing of book and tax items and (ii) any liabilities that are included in the Payoff Amount). Attached as Exhibit B hereto is a statement of the Current Liabilities as of the Effective Date.

“Debt Financing” is defined in Section 6.20.

“Defect Amount” is defined in Section 2.9(e).

“Defect Notice” is defined in Section 2.9(a).

[omitted]

“Deficiency Acres” is defined in Section 2.9(e)(vi).

“Demarcation Line” means a line within Lavaca County, Texas, which follows the latitudinal and longitudinal coordinates set forth on Exhibit K-1, and which line is depicted on the map on Exhibit K-2.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“DeWitt” is defined in the recitals of this Agreement.

“Disclosure Schedule” means the disclosure schedules of Seller attached hereto.

“Dollars” and “$” mean the lawful currency of the United States.

“Due Diligence Information” is defined in Section 5.8(II).

[omitted]

“Effective Date” means September 1, 2013.

“Employee” means each employee of Management LLC and/or, if applicable, GeoSouthern, who is primarily engaged in the business of the Companies, and who is set forth on Schedule 4.9(a)(ii) (including employees not actively at work due to military duty or vacation, paid time off, short-term disability or other approved short-term leave of absence that will terminate on or prior to six months following the Closing Date (or such later time if applicable Law requires such persons be offered employment upon their return from such leave)).

“Employee Deal Bonuses” means those bonuses payable to Employees by GeoSouthern or any of its Affiliates in connection with, and upon, the Closing.

“Employee Plans” is defined in Section 4.9(a).

“Environment” means ambient and indoor air, surface water, ground water, land surface or subsurface strata, and biological and natural resources.

[omitted]

“Environmental Defect Amount” is defined in Section 2.9(e).

“Environmental Laws” means all applicable Laws of any Governmental Authority in effect as of the date hereof relating to the protection of the Environment or otherwise relating to pollution or the emission, discharge, release or threatened release of Constituents of Concern to the Environment or impacts of such pollution, emission, discharge or release on human health or the Environment.

[omitted]

[omitted]

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” is defined in Section 4.9(b).

“Escrow Agent” shall have the meaning set forth in the Escrow Agreement.

“Escrow Agreement” is defined in Section 2.5(c)(v).

“Examination Period” is defined in Section 2.9(a).

“Excluded Assets” means the Fayette Assets, the Lavaca Southeast Assets, the Oro Negro Assets and the other assets set forth on Schedule 1.1(iii).

“Fayette” means GeoSouthern Fayette Properties, LLC, a Texas limited liability company.

“Fayette Assets” means all of the acreage leased by Fayette in the areas shown on the attachment set forth on Schedule 1.1(iv) and related assets, rights and interests within such areas owned by Fayette.

“FERC” is defined in Section 4.12(c).

“Field Services” is defined in the recitals of this Agreement.

“Field Equipment” means all field vehicles, laptops and similar immaterial equipment used by field personnel.

“Final Closing Statement” is defined in Section 2.7(b).

“Final Settlement Date” is defined in Section 2.7(a).

“Financial Statements” means the Audited Financial Statements and the Unaudited Financial Statements.

“Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the transactions contemplated hereby, and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns. Notwithstanding anything to the contrary set forth in the foregoing, in no event shall this definition of Financing Sources include Buyer, its Affiliates, partners, members, agents, officers, directors or employees.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“GeoSouthern” is defined in the preamble to this Agreement.

“GeoSouthern Marks” means the name “GeoSouthern” and other trademarks, service marks, and trade names owned or held for use by Seller or its Affiliates and any derivation thereof.

“Governmental Authority” means any federal, state, municipal, local, or similar governmental authority, legislature, court, regulatory or administrative agency, or arbitral body.

“Holdback Amount” means an amount in Dollars equal to [omitted].

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, gas, casinghead gas, natural gas liquids, condensate, sulfur and other liquid or gaseous hydrocarbons, or any of them or any combination thereof, together with all products extracted, separated or processed therefrom, and all other minerals produced in association with these substances.

“Indebtedness for Borrowed Money” means, with respect to any Person, any obligations consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earn-out” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (e) payment obligations secured by lien, other than a Permitted Encumbrance, on assets or properties of such Person; provided, however, that if any such lien constitutes a Title Defect, then for purposes of this definition, the payment obligation secured by such lien shall be deemed reduced, but not below zero, by the Title Defect Amount with respect to such lien, (f) obligations to repay deposits or other amounts advanced by and therefore owing to Third Parties, (g) obligations under capitalized leases, (h) obligations under any interest rate, currency or other hedging agreement or derivatives transaction, (i) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (h) above, and (j) any change of control payments or prepayment premiums, penalties, charges or equivalents thereof with respect to any indebtedness, obligation or liability of a type described in clauses (a) through (i) above that are required to be paid at the time of, or the payment of which would become due and payable solely as a result of, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement at such time, in each case determined in accordance with GAAP; provided, however, that Indebtedness for Borrowed Money shall not include accounts payable to trade creditors and accrued expenses arising in the Ordinary Course and shall not include the endorsement of negotiable instruments for collection in the Ordinary Course.

“Indemnified Guarantees” is defined in Section 6.7(a).

“Indemnified Party” is defined in Section 10.4(a).

“Indemnifying Party” is defined in Section 10.4(a).

“Independent Title and Environmental Review” is defined in Section 2.9(a).

“Intellectual Property” means all intellectual property and industrial property rights throughout the world, including all U.S., foreign and transnational: (i) patents; (ii) trade names, trademarks, service marks, trade names, domain names and identifying logos, together with all goodwill symbolized thereby; (iii) copyrights and copyrightable subject matter; (iv) trade secrets and all other confidential information (including any geophysical, seismic and other exploration, drilling and production confidential data and information); (v) all other proprietary rights in technology; and (vi) all applications and registrations for any of the foregoing.

“Interests” is defined in the recitals of this Agreement.

“Interim Expense Amount” means, without duplication, the sum of:

(i) all costs and expenses incurred by the Companies during the Interim Period in accordance with GAAP (whether accrued on the balance sheet of a Company or paid in cash) in connection with the acquisition, ownership, construction, development, operation and maintenance (including maintenance of access) of the Company Assets and the buying, selling, blending and storing of Hydrocarbons, including, without duplication, (A) costs of insurance, (B)

capital expenditures and other development costs and expenditures related to purchasing, surveying, permitting, drilling, completing, fracturing, testing, deepening, plugging back, side tracking, reworking, and operating wells on the Company Assets to the extent incurred in accordance with Section 6.1(b)(xiii), (C) costs associated with lease extensions and other obligations pursuant to Leases (including the payment of any penalties), (D) costs associated with gathering, transporting, processing, and marketing production from the Company Assets, (E) obligations to pay the carried working interest obligations of the Companies set forth in Schedule 1.1(v)); (F) Royalties or other interest owners’ revenues or proceeds in any such case payable to Third Parties and attributable to sales of Hydrocarbons from the Company Assets, including those held in suspense and the net profits interests payable to Beal Bank in respect of the specified wells set forth on Schedule 4.8; provided that such Royalties, revenues or proceeds shall only be included in Interim Expense Amount to the extent they are included in the determination of “Interim Revenue Amount,” (G) ad valorem, property, excise, production, severance Taxes and similar Taxes, (H) overhead costs and expenses calculated in accordance with COPAS and paid with respect to Company Assets for which any Person other than a Company is operator; and (I) costs associated with the construction and operation of midstream assets, processing facilities and brown and blue water ports incurred in accordance with Section 6.1(b)(xiii); provided, however, that for the avoidance of doubt, “Interim Expense Amount” shall not include any amounts described in this clause (i) to the extent incurred in respect of any Excluded Asset (other than any amounts paid in respect of the Companies’ use of the Excluded Assets, including the payment of rent by the Companies in respect of buildings included in the Excluded Assets); and

(ii) a management fee equal to [omitted], and

(iii) to the extent not included in clause (i) above, the Texas franchise or margins taxes attributable to the income and operations of the Companies with respect to the Company Assets during the Interim Period as determined in good faith by KPMG.

Notwithstanding the foregoing, “Interim Expense Amount” shall not include (1) any interest costs, commitment fees (whether for unused borrowings, increasing the borrowing base under the Credit Agreement or otherwise), letter of credit fees or other fees relating to Indebtedness for Borrowed Money, (2) any costs or expenditures to cure any Title Defect, (3) [omitted], (4) any costs or expenses to cure any Environmental Defect or (5) any Transaction Expenses.

“Interim Period” means the period from and including the Effective Date and ending on 12:01 a.m. CT on the Closing Date.

“Interim Revenue Amount” means the sum of all income, revenues, and proceeds of the Companies in respect of the Company Assets earned during the Interim Period in accordance with GAAP (whether on the balance sheet of a Company or received in cash) (but for the avoidance of doubt excluding any such amounts that are attributable to the Excluded Assets) plus to the extent not otherwise included in Interim Revenue Amount, any Royalties or other interest owners’ revenues or proceeds in any such case payable to Third Parties and attributable to sales of Hydrocarbons from the Company Assets during the Interim Period, including those held in suspense and the net profits interests payable to Beal Bank in respect of the specified wells set forth on Schedule 4.8; provided that such Royalties, revenues or proceeds payable to Third Parties shall only be included in the determination of Interim Revenue Amount to the extent they are included in the determination of “Interim Expense Amount.”

“IRS” means Internal Revenue Service of the United States.

“JDA” is defined in Section 6.4(b).

“Knowledge” means, as to Seller, [omitted].

“Lavaca” is defined in the recitals of this Agreement.

“Lavaca Southeast Assets” means all of the acreage leased by GeoSouthern Lavaca Southeast Properties, LLC (“Lavaca Southeast”) in the areas shown on the attachment set forth on Schedule 1.1(viii) and related assets, rights and interests within such areas owned by Lavaca Southeast.

“Law” means any applicable constitutional provision, statute, code, writ, law, rule, regulation, ordinance, principle of common law, Order, judgment, decision, holding, injunction, award, determination, or decree of a Governmental Authority.

“Leases” means the oil, gas, and mineral leases or fee interest or any other interest in Hydrocarbons in place of the Companies listed in Exhibit C-1 and Exhibit C-2.

“Lien” means any lien, pledge, claim (including, solely with respect to the use of the defined term “Lien” in the definition of “Defensible Title”, any claimed instance of non-compliance with Texas Railroad Commission regulations, with respect to the asset in question), charge, mortgage, security interest, encumbrance, option, or other similar right of any Person with respect to the applicable property.

“Losses” is defined in Section 10.2(c).

“Management Interests” is defined in the recitals of this Agreement.

“Management LLC” is defined in the recitals of this Agreement.

“Material Adverse Effect” means, with respect to the Companies, any circumstance, change or effect that is materially adverse to the business, operations, results of operations or financial condition of the Companies taken as a whole, but shall exclude any circumstance, change, or effect resulting or arising from: (i) any change in general conditions in the industries or markets in which the Companies operate, or any change in financial or securities markets or the economy in general; (ii) any adverse change, event, or effect on the global, national, or regional energy industry as a whole, including those impacting the gathering, transportation, treatment or processing of oil and gas or the value of oil and gas assets and properties, or any adverse change in energy prices; (iii) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack, a shutdown of the US federal government or any default on the debt obligations of any sovereign entity; (iv) effects of weather, meteorological events, natural disasters or other acts of God, other than any such effects that involve the physical destruction of the Company Assets; (v) changes in Law or GAAP, or the interpretation thereof; (vi) the entry into or announcement of this Agreement, the identity of Buyer as purchaser of the Interests under this Agreement, actions taken or omitted to be taken at the explicit request of Buyer or with the consent of Buyer, or the consummation of the transactions contemplated hereby (provided that this clause (vi) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties set forth in Section 3.1(c) and Section 4.2); (vii) any failure to meet internal or Third Party projections or forecasts or revenue or earnings or reserve predictions (provided that clause (vii) shall not prevent a determination that any change, circumstance or effect underlying such failure to meet projections or forecasts or revenue or earnings or reserves predictions has resulted in a Material Adverse Effect); or (viii) natural declines in well performance or reclassification or recalculation of reserves in the ordinary course of business consistent with ordinary, prudent and customary practices in the oil and natural gas exploration and production industry; except to the extent such circumstance, change or effect resulting or arising from clauses (i), (ii), (iii), (iv) or (v) above materially and disproportionately affects the Companies relative to other participants in the industries in which the Companies participate. In determining whether any circumstance, change or effect that results in a Purchase Price Adjustment constitutes a Material Adverse Effect, the amount of such Purchase Price Adjustment shall be taken into account as a deduct from the consequences of the circumstance, change or effect being considered hereunder.

“Material Contract” is defined in Section 4.8.

“Net Mineral Acres” means, with respect to any lease, the number of acres attributable to the right, title, and interest in such lease equal to the sum of (a) the gross number of mineral acres covered by each tract of land covered by that lease (as determined by the legal description of the leased premises) multiplied by (b) the undivided fee simple mineral interest (expressed as a percentage) in such tract covered by that lease (as determined by aggregating the fee mineral interests owned by each lessor of that lease in that tract), multiplied by (c) the undivided percentage Working Interest in that lease, then next adding the results obtained for each such tract. For example, if a Lease in which a Company owns an undivided fifty percent (50%) of the lessee’s interest therein covers a 20-acre tract and a separate and distinct 40-acre tract, in which the lessors of that Lease own an undivided one-half (1/2) fee mineral interest and an undivided one-fourth (1/4) fee mineral interest, respectively, then the Lease would cover ten (10) Net Mineral Acres [i.e., (20 x 0.5 x 0.5) + (40 x 0.25 x 0.5) = 10].

“Net Revenue Interest” means an interest (expressed as a percentage, fraction or decimal) in and to all Hydrocarbons produced and saved pursuant to a Unit or Lease, net of Royalties and carried interests, out of or measured by the production of Hydrocarbons from such Unit or Lease.

“NGA” is defined in Section 4.12(c).

“Non-Recourse Party” is defined in Section 11.11.

“Notice of Disagreement” is defined in Section 2.7(a).

“Notices” is defined in Section 11.1.

“Oil and Gas Properties” means fee mineral interests, oil and gas leases and rights, Royalties or other interests in oil, gas or minerals, including all land, facilities, platforms, pipelines, gathering systems, saltwater disposal systems, plants, other personal property and equipment, Rights-of-Way, surface use agreements, and other Contracts and proprietary information pertaining or relating thereto.

“Operating Company Interests” is defined in the recitals of this Agreement.

“Order” means any order, decision, holding, judgment, injunction, ruling, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency, or other Governmental Authority or by any administrative law judge or arbitrator.

“Ordinary Course” means, with respect to any Person, the ordinary course of business of such Person, consistent with past practice.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, partnership agreements, limited liability company agreements, bylaws or similar formation or governing documents and instruments.

“Oro Negro Assets” means all of the properties owned or leased by Eagle Ford Oro Negro, LLC in the areas shown on the attachment set forth on Schedule 1.1(ix) and the related assets, rights and interests within such areas owned by Eagle Ford Oro Negro, LLC.

“Party” and “Parties” are defined in the preamble to this Agreement.

“Payoff Amount” is defined in Section 6.12.

“Permits” means authorizations, licenses, permits, franchises, orders, exemptions, variances, waivers, consents, rights, privileges, and certificates issued by any Governmental Authority.

[omitted]

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority, or other entity of any kind.

“Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, but regardless of whether such plan is subject to ERISA), and all severance, change in control, employment and independent contractor agreements, plans or programs, and any vacation, disability, fringe benefit, equity or cash incentive agreement, plan, program or policy or agreement or any other compensation or benefit plan, program or policy sponsored, maintained, contributed to or required to be contributed to by Seller or any of its ERISA Affiliates in which any Employee participates or otherwise in respect of which Seller or any of its ERISA Affiliates has any liability.

“Proceeding” means any civil, criminal or administrative action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, enforcement action, or dispute commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.

“Production Imbalances” means any over-production or under-production of Hydrocarbons attributable to any interest of any Company in any well located in the Units or on the lands covered by the Leases or lands spaced, pooled, or unitized therewith, which, as a result thereof, the Company was out of balance with any other Person as of the Effective Date.

“Purchase Price” is defined in Section 2.2(a).

“Purchase Price Adjustment” is defined in Section 2.2(d).

“Records” means all drill site title opinions, division order title opinions, ownership maps, lease files, assignments, division orders, production and royalty decks and all other records and files relating to the Companies or the Company Assets, but excluding any seismic or similar data to the extent (a) Seller is unconditionally prohibited from providing such data to Buyer pursuant to the Contracts governing the use thereof, or (b) (i) Seller is prohibited from providing such data to Buyer unless a payment is made to the applicable counterparty or another specified condition (including any condition requiring Seller or its Affiliates to obtain consent) is satisfied, (ii) Seller has notified Buyer of the requirement for such payment or other condition, and (iii) Buyer has not agreed to make such payment or satisfy such condition at its sole cost.

“Release Letters” is defined in Section 6.12.

[omitted]

[omitted]

“Representatives” means a Person’s directors, officers, partners, members, managers, employees, agents or advisors (including attorneys, accountants, consultants, bankers, financial advisors, insurers and insurance brokers, and any representatives of those advisors).

“Reserve Report” is defined in Section 4.14(a).

“Rights-of-Way” is defined in Section 4.18.

“ROFO Counterparty” is defined in Section 6.19(b).

“ROFO Interest” is defined in Section 6.19(b).

“ROFO Notice” is defined in Section 6.19(b).

“Royalties” means lessor’s royalties, non-participating royalties, overriding royalties, production payments, net profits interests and similar burdens upon, measured by, or payable out of production.

“Seller” is defined in the preamble to this Agreement.

“Seller Indemnified Parties” is defined in Section 10.3(a).

“Seller IP” means any and all Intellectual Property (other than GeoSouthern Marks and any software) that is (i) owned (whether beneficially or of record) by Seller or any of its Affiliates (other than the Companies) as of the Closing; (ii) used in the Companies’ business as of the date hereof and (iii) not included in the Company Assets.

“Seller Losses” is defined in Section 10.3(b).

“Shared Contracts” is defined in Section 6.8.

[omitted]

“Tax Returns” means any report, return, election, document, estimated tax filing, declaration, claim for refund, information returns, or other filing provided to any Governmental Authority including any schedules or attachments thereto and any amendment thereof.

“Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, real or personal property, excise, severance, windfall profits, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect to taxes, whether disputed or otherwise.

“Third Party” means any Person other than (i) Seller or any of its Affiliates or (ii) Buyer or any of its Affiliates.

“Title Arbitration Decision” is defined in Section 2.9(f).

“Title Arbitrator” is defined in Section 2.9(f).

[omitted]

“Title Defect Amount” is defined in Section 2.9(e).

[omitted]

“Transaction Expenses” means any attorneys’, investment bankers,’ accountants’ or other advisors’ or consultants’ fees and expenses and other similar transaction fees and expenses, including Employee Deal Bonuses, incurred by Seller, the Companies or any of their Affiliates in connection with the transactions contemplated by this Agreement.

“Transfer Taxes” is defined in Section 6.15(b).

“Transfer” means, with respect to any asset or interest, the direct or indirect sale, transfer, assignment, conveyance, or other disposal of such asset or interest to any Person; provided, that pledging an asset to secure an obligation to repay Indebtedness for Borrowed Money shall not be considered a Transfer for purposes hereof.

“Transitional Personnel” means those persons listed on Schedule 6.27.

“Transition Services Agreement” is defined in Section 6.27.

“Transportation Imbalances” means imbalances existing as of the Effective Date on any gathering, throughput, transportation or similar agreements pertaining to any Hydrocarbons produced from or allocated to the Units or Leases of Lavaca to which a Company is a party or by which a Company or any of the Units or Leases of Lavaca are bound or subject.

“Unaudited Company Financial Statements” is defined in Section 4.5(a).

“Unaudited Field Services Financial Statements” is defined in Section 4.5(a).

“Unaudited Financial Statements” is defined in Section 4.5(a).

“Unit” means the interest of a Company in the lands which are in developed acreage designations or, which have been combined, consolidated, unitized, or pooled for the purpose of drilling one or more oil and gas wells, which such Company and Units (including the lands included therein) are described on Exhibit D-1 and Exhibit D-2.

“Unit Operating Agreement” means any operating or unit agreement to which a Company is a party or by which it is legally or contractually bound governing oil and gas drilling, completion, and other operations and related activities in any Unit.

“United States” means United States of America.

“Working Interest” means an interest (expressed as a percentage, fraction or decimal) in and to a Lease or Unit that is burdened with the obligation to bear and pay costs and expenses of maintenance, development, operation and abandonment on or in connection with such Lease or Unit, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by, or payable out of production therefrom.

1.2 Rules of Construction.

(a) All article, section, and exhibit references used in this Agreement are to articles and sections of, and exhibits to, this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. All schedule references used in this Agreement are to the Disclosure Schedules, unless otherwise specified.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c) The Parties acknowledge that each Party and its attorneys have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e) All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

ARTICLE 2

Purchase and Sale; Closing

2.1 Purchase and Sale of Interests. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase, assume and acquire from Seller, at the Closing, the Interests.

2.2 Consideration.

(a) In consideration for the purchase of the Interests, Buyer agrees to pay to Seller six billion Dollars ($6,000,000,000) (the “Purchase Price”), subject to adjustment, without duplication, in accordance with this Section 2.2 and Section 2.7.

(b) The Purchase Price shall be increased by the sum of the following, without duplication:

(i) An amount equal to the Interim Expense Amount;

(ii) An amount equal to the Cash Amount as of the Closing Date; and

(iii) If the Closing Date Working Capital is a positive number, an amount equal to the Closing Date Working Capital.

(c) The Purchase Price shall be decreased by the sum of the following, without duplication:

(i) An amount equal to the Interim Revenue Amount;

(ii) If the Closing Date Working Capital is a negative number, an amount equal to the absolute value of the Closing Date Working Capital;

(iii) An amount equal to the aggregate of all Defect Amounts as agreed to by Buyer and Seller or as finally determined pursuant to Section 2.9 with respect to the Title Defects asserted during the Examination Period (the “Aggregate Closing Defect Amount”);

(iv) An amount equal to the portion of the Payoff Amount directly funded by Buyer to the applicable Persons pursuant to the terms of the Release Letters in accordance with Section 2.3(a); and

(v) An amount equal to the Transaction Expenses directly paid by Buyer pursuant to Section 2.3(b) or payable by Buyer or any Company (other than any Transaction Expenses reflected in the Closing Date Working Capital), if any.

(d) The net amount of the adjustments set forth in Section 2.2(b) and Section 2.2(c) shall be referred to as the “Purchase Price Adjustment.” The Purchase Price as adjusted by the Purchase Price Adjustment shall be referred to as the “Adjusted Purchase Price.”

2.3 Repayment of Company Indebtedness; Payment of Transaction Expenses.

(a) In connection with the Closing, Seller shall cause the applicable portion of the Payoff Amount to be paid to the applicable Persons pursuant to the terms of the Release Letters. In the alternative, if requested by Seller, Buyer shall wire a portion of the Adjusted Purchase Price at Closing directly to the applicable lenders to pay all or a portion of the Payoff Amount, as specified by Seller to Buyer in writing no later than two (2) Business Days prior to the Closing Date.

(b) If requested by Seller, Buyer shall, at Closing fund all or a portion of the Transaction Expenses on behalf of Seller and its applicable Affiliates by wire transfer of immediately available funds to the account (or accounts), as specified by Seller to Buyer in writing no later than two (2) Business Days prior to the Closing Date.

(c) Buyer shall treat any amounts it pays relating to Transaction Expenses pursuant Section 2.3(b) as part of the Purchase Price (and any adjustment thereto) for U.S. federal income and any other applicable tax purposes (and therefore included in the basis of the Company Assets acquired for such purposes) and will not take any tax deduction for such amounts.

2.4 Closing Statement. Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Closing Statement”) setting forth Seller’s good faith estimate of the Adjusted Purchase Price calculated pursuant to Section 2.2, which statement shall include in reasonable detail Seller’s good faith estimate of the Interim Expense Amount, the Interim Revenue Amount, the Cash Amount as of the Closing Date, the Aggregate Closing Defect Amount, the portion of the Payoff Amount to be directly funded by Buyer pursuant to Section 2.3(a), the amount of any Transaction Expenses to be directly paid by Buyer pursuant to Section 2.3(b) and the Closing Date Working Capital.

2.5 Closing Payment and Transfer of Interests.

(a) At Closing, Buyer shall pay to Seller, in cash by wire transfer of immediately available funds to the account or accounts designated by Seller, an amount equal to the Adjusted Purchase Price as set forth in the Closing Statement, less the Holdback Amount.

(b) At the Closing, Buyer shall deposit the Holdback Amount with the Escrow Agent in accordance with the Escrow Agreement in cash by wire transfer of immediately available funds to the account or accounts designated by the Escrow Agent.

(c) At the Closing, Seller shall deliver to Buyer:

(i) An assignment agreement transferring all of the Interests, substantially in the form attached hereto as Exhibit F, duly and validly executed by Seller;

(ii) A certificate under U.S. Treasury Regulation Section 1.1445-2(b)(2) providing that Seller is not a foreign person;

(iii) A certificate dated as of the Closing Date duly executed by an officer of Seller regarding the satisfaction of the conditions set forth in Sections 8.1(a) and (b), substantially in the form attached hereto as Exhibit G;

(iv) A Transition Services Agreement, to the extent such agreement is entered into pursuant to Section 6.27, duly and validly executed by Seller;

(v) An escrow agreement, substantially in the form attached hereto as Exhibit H (the “Escrow Agreement”), duly and validly executed by Seller;

(vi) An agreement substantially in the form of Exhibit I, executed by each of the Persons identified thereon;

(vii) All Records and all other books, records, Contracts, files and manuals and other similar materials (in any form of medium) of the Companies, whether maintained by any Company or any of their Affiliates; and

(viii) Such other documents, instruments and writings as may be reasonably required to be delivered by Seller to Buyer at Closing to effect the transactions contemplated by this Agreement.

(d) At the Closing, Buyer shall deliver to Seller:

(i) A certificate dated as of the Closing Date duly executed by an officer of Buyer regarding the satisfaction of the conditions set forth in Sections 8.2(a) and (b), substantially in the form attached hereto as Exhibit J;

(ii) The Transition Services Agreement, to the extent such agreement is entered into pursuant to Section 6.27, duly and validly executed by Buyer;

(iii) The Escrow Agreement, duly and validly executed by Buyer; and

(iv) Such other documents, instruments and writings as may be reasonably required to be delivered by Buyer to Seller at Closing to effect the transactions contemplated by this Agreement.

2.6 Closing. The closing of the sale and transfer of the Interests to Buyer as contemplated by this Agreement (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1000 Louisiana, Suite 6800, Houston, Texas 77002, on the last day of the month during which the date occurs that is the later of (i) the third (3rd) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Section 8.1 and Section 8.2 or (ii) the third (3rd) Business Day following the delivery of the Title Arbitration Decision or the earlier date upon which all disputes concerning any Title or Environmental Defects that are asserted during the Examination Period are finally resolved pursuant to Section 2.9, if applicable, or (iii) if Buyer delivers any Defect Notice within 48 hours prior to the later of the dates determined pursuant to clauses (i) and (ii), the end of the following month, or such other date as Buyer and Seller may mutually determine (the date on which the Closing occurs is referred to herein as the “Closing Date”).

2.7 Post-Closing Adjustment.

(a) Revised Closing Statement. On or before the date that is ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a revised Closing Statement setting forth its assessment of the final Interim Expense Amount, the final Interim Revenue Amount, the final Cash Amount as of the Closing Date, the final Aggregate Closing Defect Amount, the portion of the Payoff Amount directly funded by Buyer and the amount of any Transaction Expenses actually funded by Buyer and the final Closing Date Working Capital, in each case as of or on the Closing Date, as applicable. For the avoidance of doubt, the Aggregate Closing Defect Amount shall be final as of the Closing, and no Title Defect shall be affected by the review and adjustment process contemplated by this Section 2.7 and shall be governed exclusively by Section 2.9. Buyer shall provide to Seller such data and information as Seller may reasonably request supporting the amounts reflected on the revised Closing Statement (and reasonable access to Buyer’s personnel, including internal accountants) to permit Seller to perform or cause to be performed an audit of the revised Closing Statement, at Seller’s expense. The revised Closing Statement shall become final and binding upon the Parties on the date (the “Final Settlement Date”) that is thirty (30) days following receipt thereof by Seller unless Seller gives Notice of its disagreement (“Notice of Disagreement”) to Buyer prior to such date, it being understood that the Notice of Disagreement shall not include any Title Defects or Environmental Defects or any other matters contemplated by Section 2.9. Any Notice of Disagreement shall specify in reasonable detail the dollar amount, nature, and basis of any disagreement so asserted. If a Notice of Disagreement is received by Buyer by the date specified in this Section 2.7(a), then the Closing Statement (as revised in accordance with Section 2.7(b) below) shall become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (i) the date upon which Seller and Buyer agree in writing with respect to all matters specified in the Notice of Disagreement and (ii) the date upon which the Arbitrator’s Closing Statement (as hereinafter defined) is issued by the Closing Statement Arbitrator (as hereinafter defined).

(b) Final Closing Statement. During the thirty (30) days following the date upon which Buyer receives a Notice of Disagreement, Seller and Buyer shall use commercially reasonable efforts to attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement. If at the end of such thirty (30) day period (or earlier by mutual agreement), Buyer and Seller have not reached agreement on such matters, the matters that remain in dispute (and only such matters) shall promptly be submitted to Deloitte & Touche LLP (the “Closing Statement Arbitrator”) for review and final and binding resolution. If Deloitte & Touche LLP is unable or unwilling to serve as an arbitrator hereunder, then Seller and Buyer shall, in good faith, mutually agree upon an independent national accounting firm who has not represented either Party or its Affiliates in any material matter at any time during the two (2) year period of time immediately preceding its designation hereunder, to serve as the Closing Statement Arbitrator. Buyer and Seller shall, not later than seven (7) days prior to the hearing date set by the Closing Statement Arbitrator, each submit a written brief to the Closing Statement Arbitrator (and a copy thereof to the other Party on the same day) with proposed dollar figures for settlement of the disputes as to the amount of the Purchase Price Adjustment (together with a proposed Closing Statement that reflects such figures) consistent with their respective calculations delivered pursuant to Section 2.7(a). The hearing will be scheduled seven (7) days following submission of the settlement briefs, or as soon thereafter as is acceptable to the Closing Statement Arbitrator, and shall be conducted on a confidential basis. The Closing Statement Arbitrator shall consider only those items or amounts in the Closing Statement which were identified in the Notice of Disagreement and such written briefs and which remain in dispute and the Closing Statement Arbitrator’s decision resolving the matters in dispute shall be based upon and be consistent with the terms and conditions in this Agreement, it being understood that the Closing Statement Arbitrator may not consider, and the decision of the Closing Statement Arbitrator shall have no impact on, the Title Defect Amount or the Environmental Defect Amount. In deciding any matter, the Closing Statement Arbitrator (i) shall be bound by the provisions of this Section 2.7 and the related definitions and (ii) may not assign a value to any disputed item greater than the greatest value for such item claimed by either Seller or Buyer or less than the smallest value for such item claimed by Seller or Buyer in their respective calculations delivered pursuant to Section 2.7(a). The Closing Statement Arbitrator shall render a decision resolving the matters in dispute (which decision shall include a written statement of findings and conclusions) promptly after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from arbitration. The Closing Statement Arbitrator shall provide to the Parties explanations in writing of the reasons for its decisions regarding the Purchase Price Adjustment and shall issue the Final Closing Statement (as defined below) reflecting such decision, which shall set forth the Purchase Price Adjustment and the Adjusted Purchase Price as determined by the Closing Statement Arbitrator pursuant to this Section 2.7. The decision of the Closing Statement Arbitrator shall be (i) final and binding on the Parties and (ii) final and non-appealable for all purposes hereunder; provided, however, that such decision may be reviewed, corrected or set aside by a court of competent jurisdiction, but only if and to the extent that the Closing Statement Arbitrator is found by such court of competent jurisdiction to have made mathematical errors with respect to its decision or to have manifestly violated the express terms of this Section 2.7 (including the related defined terms set forth in Section 1.1). The cost of any arbitration (including the fees and expenses of the Closing Statement Arbitrator) under this Section 2.7(b) shall be borne entirely by the Party awarded the smaller percentage of the disputed amount by the Closing Statement Arbitrator. The fees and disbursements of Buyer’s independent auditors and other costs and expenses incurred in connection with the services performed with respect to the Closing Statement shall be borne by Buyer and the fees and disbursements of Seller’s independent auditors and other costs and expenses incurred in connection with their preparation of the Notice of Disagreement shall be borne by Seller. As used in this Agreement, the term “Final Closing Statement” shall mean the revised Closing Statement described in Section 2.7(a), as prepared by Buyer and as may be subsequently adjusted to reflect any subsequent written agreement between the Parties with respect thereto, or if submitted to the Closing Statement Arbitrator, the Arbitrator’s Closing Statement (“Arbitrator’s Closing Statement”) as described in this Section 2.7(b).

(c) Final Settlement. If the Adjusted Purchase Price set forth on the Closing Statement delivered pursuant to Section 2.4 exceeds the Adjusted Purchase Price set forth on the Final Closing Statement, then Seller shall pay Buyer such excess amount, together with interest thereon, from the Closing Date to (but not including) the date on which such payment is paid, at the rate of three percent (3%) per annum calculated and payable in accordance with Section 2.7(d). If the Adjusted Purchase Price set forth on the Final Closing Statement exceeds the Adjusted Purchase Price set forth on the Closing Statement delivered pursuant to Section 2.4, then Buyer shall pay Seller such excess amount, together with interest thereon, from the Closing Date to (but not including) the date on which such payment is paid, at the rate of three percent (3%) per annum calculated and payable in accordance with Section 2.7(d). Any adjustments to the Adjusted Purchase Price made pursuant to this Section 2.7(c) shall be paid by wire transfer in immediately available funds to an account specified by the Party to whom such payment is owed within five (5) Business Days after the Final Settlement Date.

(d) Interest. All computations of interest with respect to any payment due to a Person under this Agreement shall be based on the Interest Rate on the basis of a year of 365 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment under this Agreement will be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest.

2.8 Purchase Price Allocation. The Parties agree that the transactions contemplated hereby will be treated for federal income Tax purposes as a purchase and sale of the Company Assets. Seller shall prepare, and deliver to Buyer, more than thirty (30) days before Closing, an allocation of the Purchase Price and assumed obligations among the Company Assets in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (the “Allocation”). Buyer shall have twenty (20) days from the receipt of the Allocation or any update thereto to review and comment on the Allocation, after which Seller and Buyer shall reasonably agree on such Allocation by the time of the Closing. Seller shall use commercially reasonable efforts to update the Allocation in a manner consistent with Section 1060 of the Code following any adjustments to the Purchase Price pursuant to this Agreement. Seller shall provide Buyer with any such updated Allocation, and Buyer shall have thirty (30) days from the receipt of the Allocation or any update thereto to review and comment on such adjustments to the Allocation, after which Seller and Buyer shall reasonably agree on such adjustments. Disputes under this Section 2.8 shall be resolved under the procedures described in Section 2.7(b). Seller and Buyer shall report consistently with the Allocation in all Tax Returns, including IRS Form 8594, which Seller and Buyer shall timely file with the IRS, and neither Seller nor Buyer shall take any position in any return that is inconsistent with the Allocation, as adjusted, in each case, unless required to do so by a final determination as defined in Section 1313 of the Code.

2.9 [omitted]

ARTICLE 3

Representations and Warranties Relating to GeoSouthern and Seller

3.1 Representations and Warranties of GeoSouthern and Seller. GeoSouthern and Seller hereby represent and warrant to Buyer:

(a) Organization of Seller. Each of GeoSouthern and Seller is duly formed, validly existing, and in good standing under the Laws of the jurisdiction of its organization or formation.

(b) Authorization; Enforceability. Each of GeoSouthern and Seller has full capacity, power, and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized on the part of each of GeoSouthern and Seller, and no other proceeding on the part of GeoSouthern or Seller is necessary to authorize this Agreement or the performance of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of GeoSouthern and Seller, and this Agreement constitutes a valid and binding obligation of each of GeoSouthern and Seller, enforceable against GeoSouthern and Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(c) No Conflict; Consents. Except (i) for the filing of a premerger notification and report form under the HSR Act and the expiration or early termination of the related waiting periods under the HSR Act, (ii) as set forth in Section 3.1(c) of the Disclosure Schedule or (iii) with respect to clauses (a), (c), (d) and (e) below, as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of GeoSouthern or Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, the execution, delivery and performance of this Agreement by GeoSouthern and Seller and the consummation of the transactions contemplated hereby by each of GeoSouthern and Seller do not and shall not:

(a) violate any Law applicable to GeoSouthern or Seller, or require any filing with, consent, approval, order or authorization of, declaration, filing or registration with, or notice to, any Governmental Authority;

(b) violate any Organizational Document of GeoSouthern or Seller or any of their Affiliates (other than the Companies);

(c) require any filing with, or the giving of any notice to, any Person;

(d) require any consent or approval of any Person; or

(e) solely in the case of Seller, result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to the creation of any Lien (except for Permitted Encumbrances) or any right of termination, amendment, cancellation, or acceleration, under any of the terms, conditions or provisions of any Contract.

3.2 Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer:

(a) Litigation. As of the date hereof, there are no Proceedings pending or, to the Knowledge of Seller, threatened, in which GeoSouthern or Seller is or may be a party affecting the execution and delivery of this Agreement by GeoSouthern or Seller or the consummation of the transactions contemplated hereby.

(b) Ownership of Interests.

(i) Except as set forth on Schedule 3.2(b)(i), Seller holds of record and owns beneficially the Operating Company Interests, and as of the Closing, Seller will hold of record and own beneficially the Management Interests, in each case, free and clear of all Liens (other than restrictions on transfer arising under federal and state securities laws and other than Liens set forth on Schedule 3.2), and upon consummation of the transactions contemplated hereby Buyer will acquire good and valid title to the Interests. As of the date of this Agreement, GeoSouthern, an Affiliate of Seller, holds of record and owns beneficially the Management Interests.

(ii) Neither Seller nor any of its Affiliates is a party to any option, warrant, purchase right, or other Contract or commitment (other than this Agreement) that would require Seller to sell, transfer, or otherwise dispose of the Interests. Neither Seller nor any of its Affiliates is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of the Interests.

ARTICLE 4

Representations and Warranties Relating to the Companies

Seller hereby represents and warrants to Buyer:

4.1 Organization. Each Company is a limited liability company, duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization or formation and has the requisite organizational power and authority to own or lease the Company Assets owned or leased by such Company, as applicable, and to conduct its business as it is now being conducted. Each Company is duly licensed or qualified in each jurisdiction in which the ownership or operation of the Company Assets owned or leased by such

Company or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Seller has made available to Buyer complete and correct copies of all Organizational Documents of each Company, including any amendments thereto, and such Organizational Documents are in full force and effect.

4.2 No Conflict; Consents. Except (i) for the filing of a premerger notification and report form under the HSR Act and the expiration or early termination of the related waiting periods under the HSR Act, (ii) as set forth in Section 4.2 of the Disclosure Schedule or (iii) with respect to clauses (a), (c), (d) and (e) below, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and shall not:

(a) violate any Law applicable to any Company or require any filing with, consent, waiver, approval, order or authorization of, or declaration, filing, or registration with, or notice to, any Governmental Authority;

(b) violate any Organizational Document of any Company;

(c) require any filing with, or the giving of any notice to, any Person;

(d) require any consent or approval of any Person; or

(e) result in any violation of, cause a breach of any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or result by its terms in the termination, amendment, cancellation or acceleration of any obligation (or the right of any Person to so terminate, amend, cancel or accelerate), in the loss of a benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or result in the creation of a Lien (other than Permitted Liens) on any assets of any Company under the terms, conditions or provisions of any Contract.

4.3 Capitalization.

(a) The Interests constitute all of the issued and outstanding membership interests of the Companies. The Interests are duly authorized, validly issued, and fully paid, nonassessable and free of preemptive rights.

(b) There are no (i) outstanding membership interests or other equity interests of the Companies, other than the Interests, (ii) outstanding securities of the Companies convertible into, exchangeable or exercisable for membership interests or other equity interests of the Companies, (iii) authorized or outstanding options, preemptive rights, redemption rights, repurchase rights, warrants or other rights to purchase or acquire from any Company, or obligations of any Company to issue or sell, any membership or other equity interests or other securities, including securities convertible into or exchangeable for membership or other equity interests or other securities of such entity, (iv) equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to any Company, (v) authorized or outstanding bonds, debentures, notes or other indebtedness that entitles the holders to vote (or convertible or exercisable for or exchangeable into securities that entitle the holders to vote) with holders of the Interests on any matter, or (vi) voting trust agreements or other Contracts restricting or otherwise relating to voting, dividend rights or disposition of the Interests.

(c) No Company owns, directly or indirectly, any capital stock or equity interests (excluding ownership of marketable securities or similar investment accounts) of any other Person.

4.4 Litigation. Except as set forth on Schedule 4.4, no Company or Company Asset (i) is subject to any outstanding Order, (ii) is a party to a Proceeding, or (iii) to the Knowledge of Seller, has been threatened in writing with any Proceeding, in each case for which the amount in controversy [omitted]; provided, however, that with respect to any outstanding Order or Proceeding arising from or related to the operation of the Company Assets by Petrohawk Operating Company, this representation and warranty is made as of the date of this Agreement.

4.5 Financial Statements.

(a) Schedule 4.5 sets forth true and complete copies of (i) the audited balance sheets of each of the Companies as of, and for the years ended, December 31, 2012 and 2011, together with the related audited statements of income, changes in owners’ equity, and cash flow, in each case including notes thereto, for the periods then ended (the “Audited Company Financial Statements”), (ii) the audited balance sheet of Field Services as of, and for the year ended, December 31, 2012, together with the related audited statements of income, changes in owners’ equity, and cash flow, in each case including notes thereto, for the period then ended (the “Audited Field Services Financial Statements” and together with the Audited Company Financial Statements, the “Audited Financial Statements”), (iii) the unaudited balance sheets of each of the Companies as of, and for the nine (9) months ended September 30, 2013, together with the related unaudited statements of income, changes in owners’ equity, and cash flow for the period then ended (the “Unaudited Company Financial Statements”), and (iv) the unaudited balance sheet of Field Services as of, and for the nine (9) months ended September 30, 2013, together with the related unaudited statements of income, changes in owners’ equity, and cash flow for the period then ended (the “Unaudited Field Services Financial Statements” and together with the Unaudited Company Financial Statements, the “Unaudited Financial Statements.”) The Audited Financial Statements have been prepared in accordance with GAAP (except as otherwise stated in the footnotes or the audit opinions related thereto) and present fairly in accordance with GAAP, in all material respects, the financial position and the results of operations of DeWitt, Lavaca and Field Services as of, and for the periods ended on, such applicable dates, except for normal year-end adjustments. The Unaudited Financial Statements have been prepared in accordance with GAAP (except that such unaudited financial statements do not contain all footnotes required under GAAP) and on a basis and using principles consistent with the preparation of the Audited Financial Statements.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, there are no liabilities or obligations of the Companies of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities and obligations disclosed, reflected, reserved against or otherwise provided for in the balance sheet as of September 30, 2013 and (ii) liabilities or obligations incurred in the Ordinary Course since September 30, 2013.

4.6 Absence of Certain Changes. [omitted], (i) there has not been any circumstance, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect, (ii) except for matters relating to the transactions contemplated by this Agreement, the businesses of the Companies have been conducted, in all material respects, only in the Ordinary Course, and (iii) as set forth in Schedule 4.6, no Company has taken or permitted to occur any of the actions referred to in Sections 6.1(b)(i), (ii), (iii), (v), (vi), (vii), (xii), (xv), (xvi), (xvii), (xviii), (xix), (xx) or (xxii).

4.7 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) (i) All Tax Returns required to be filed by the Companies and by Seller and the Companies with respect to the Companies and the Company Assets prior to the date hereof have been filed, (ii) all Taxes owed by the Companies or with respect to the Company Assets, whether or not shown or reported on any Tax Return, have been timely paid, (iii) there are no Liens on any of the Companies or the Company Assets that arose in connection with any failure to pay any Tax, (iv) there is no claim pending by any Governmental Authority in connection with any Tax or any Tax Return described in clause (i) or (ii).

(b) No waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax affecting or which may be expected to affect the Companies or the Company Assets in any manner which is materially adverse has been granted.

(c) Except as set forth on Schedule 4.7(c), none of the Companies has any liability for the Taxes of any other Person under U.S. Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor or by Contract.

(d) At all times since its formation through the date hereof, each of the Companies has been treated as an entity disregarded from its sole owner for U.S. federal income tax purposes.

(e) None of the Company Assets are held in an arrangement that is treated as a partnership for U.S. federal income tax purposes.

(f) No claim has been made by any Governmental Authority in a jurisdiction where any of the Companies does not file Tax Returns that such Company is or may be subject to taxation by that jurisdiction, and no Company has any known liability for Taxes in any such jurisdiction.

(g) All material Taxes required to have been withheld and paid by or in connection with any of the Companies or the Company Assets have been withheld and paid and each of the Companies has properly received and maintained any and all certificates, forms, and other documents required by applicable Tax Law for any claimed exemption from withholding.

4.8 Contracts.

(a) As of the date hereof, Schedule 4.8(a) includes a list of each Material Contract. “Material Contract” means any of the following Contracts to which any Company is a party or by which any of the Interests or Company Assets are bound or subject:

(i) Contracts, other than the Leases, involving obligations of, or payments to or from, any Company after the date hereof, individually or in the aggregate, in excess of [omitted];

(ii) Contracts restricting, in any material respect, any Company (or, following the Closing, any Affiliate of the Company) from freely engaging in any business or competing anywhere;

(iii) Contracts evidencing Indebtedness for Borrowed Money;

(iv) Contracts guaranteeing any obligation of another Person;

(v) Contracts between any Company, on the one hand, and an Affiliate of such Company, on the other hand;

(vi) Contracts granting to the Companies, or Seller or its Affiliates (other than the Companies) and used by or for the Companies, any right, title or interest in or to any material Intellectual Property, other than commercially available software licenses;

(vii) Contracts containing “tag-along” or similar rights allowing a Third Party to participate in future sales of any of the Company Assets or the Interests;

(viii) Contracts containing a call on production from the Company Assets;

(ix) Any material participation agreements, joint development agreements, joint operating agreements, farm-out agreements, farm-in agreements, area of mutual interest agreements or exploration agreements or acreage dedication agreements, or with respect to the Company Assets or Interests, any option, put or call, or right of first refusal;

(x) Contracts for the sale, processing, or transportation of production, or otherwise relating to the marketing of production from the Company Oil and Gas Properties, other than Contracts which either will terminate in thirty-one (31) days or less or are subject to cancellation on not more than thirty-one (31) days’ notice, in each case without monetary penalty to any Company;

(xi) Any agreement of indemnification, surety or guarantee outside the Ordinary Course; and

(xii) Any Shared Contract.

(b) Schedule 4.8(b) specifically identifies each Contract to which Seller or any of its Affiliates (other than a Company) is a party which is primarily related to, or necessary for the operation of, any Company Asset and includes obligations of, or payments to or from, Seller or its Affiliates, after the date hereof, individually or in the aggregate, in excess of [omitted] (each, a “Seller Material Contract”). “Material Contract” shall also include any Seller Material Contract. Each Material Contract constitutes the legal, valid, and binding obligation of Seller and/or the applicable Company party thereto on the one hand, and, to the Knowledge of Seller, the counterparties thereto, on the other hand, and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Neither Seller nor the applicable Company party thereto, as applicable, is in material breach or default of its obligations under any of the Material Contracts. To the Knowledge of Seller, (x) no material breach or material default by any Third Party exists under any Material Contract and (y) no counterparty to any Material Contract has canceled, terminated, or modified, or threatened in writing to cancel, terminate, or modify, any Material Contract. Prior to the execution of this Agreement, true, correct, and complete copies of all Material Contracts and all amendments thereto have been made available to Buyer.

4.9 Employee Matters.

(a) There is no Plan that is sponsored, maintained, contributed to or required to be contributed to by any of the Companies. Schedule 4.9(a)(i) contains a list of all Plans in which any of the Employees participate or are eligible to participate (“Employee Plans”). True and correct copies of each material Plan have been made available to Buyer. Each Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination letter as to its qualification (and each trust created thereunder has been determined by the IRS to be exempt from tax under Section 501(a) of the Code), and to the Knowledge of Seller, nothing has occurred that could reasonably be expected to adversely affect such qualification in any material respect. Schedule 4.9(a)(ii) sets forth a complete and accurate list of the name and title of each Employee as of the date of this Agreement, together with such employee’s annual salary or hourly wages, work status (i.e., full-time, part-time, temporary, etc.), exempt or non-exempt status, hire date, principal work location, and, where an employee is not actively at work, the reason that the employee is inactive and his or her expected return to work date.

(b) None of Seller nor any of its ERISA Affiliates maintains, sponsors or contributes to, or has within the five (5) years preceding the date of this Agreement maintained, sponsored or contributed to, any Plan that is (or was) subject to Title IV of ERISA. No liability under Title IV or Section 302 of ERISA has been incurred by Seller or any of its ERISA Affiliate that has not been satisfied in full, and no condition exists that would reasonably be expected to present a material risk to Seller or any ERISA Affiliate of incurring any such liability. For purposes of this Agreement, “ERISA Affiliate” means each business or entity which is or was a member of a “controlled group of corporations,” as defined in Section 414(b) of the Code, or a group of entities under “common control,” as defined in Section 414(c) of the Code.

(c) Except as set forth in Schedule 4.9(c)(i), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) will (i) result in or accelerate the time of payment or vesting or increase the amount of compensation due to any Employee or (ii) result in any payment or benefit that will or may be made that may be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(d) No Employee Plan has been maintained or operated in a manner that could give rise to a tax under Section 409A of the Code with respect to any Employee.

(e) Except as set forth in Schedule 4.9(e), no Company has agreed or committed to adopt or enter into any plan, program, arrangement or agreement for the benefit of any Employees or former employees of any of the Companies.

(f) No Company is or has been a party to, or bound by, any labor agreement or collective bargaining agreement, work rules or practices, or any other labor-related agreement with any labor union, labor organization or works council, and no Employees are represented by a labor union, labor organization or works council with respect to their employment with any Company.

(g) No labor union, labor organization, or group of employees of any Company has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Seller, threatened to be brought or filed with the National Labor Relations Board or any other Governmental Authority. To the Knowledge of Seller, there are no labor union organizing activities with respect to any Employees. There is no pending, or to the Knowledge of Seller, threatened labor strike, work stoppage, lockout, material unfair labor practice charge or complaint, material labor grievance or other labor dispute against or affecting any Company.

(h) Each Company is and has been in compliance in all material respects with all applicable Laws respecting labor, employment and fair employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, employee-independent contractor classifications, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmation action, workers’ compensation, employee leave issues, labor relations, unemployment insurance, and the collection and payment of withholding or social security Taxes any similar Tax. Each Company has properly classified all of its or their service providers as either employees or independent contractors and as exempt or non-exempt for all purposes and have withheld and paid all applicable Taxes and made all appropriate filings in connection with services provided by, and compensation paid to, such service providers.

(i) No Company is or has been (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or (iii) required to maintain an affirmative action plan.

(j) No Company has received (i) notice of any charge or complaint with respect to or relating to them before any Governmental Authority responsible for the prevention of unlawful employment practices, (ii) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (iii) notice of any Proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(k) No Employee is, or is alleged to be, in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to any Company or (ii) to the Knowledge of Seller, a former employer of any such Employee relating (A) to the right of any such Employee to be employed by such employer or (B) to the knowledge or use of trade secrets or proprietary information.

(l) Each Company is and has been in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar foreign, state or local Law relating to plant closings or mass layoffs.

(m) No Employee at the level of General Manager or above has given, or has been given, notice of termination of his or her employment or has indicated an intention to terminate his or her employment due to the transactions contemplated hereby or for any other reason.

4.10 Intellectual Property.

(a) The Companies each own or have a right to use all material Intellectual Property used in the conduct of their respective businesses as currently conducted, free and clear of all Liens other than Permitted Encumbrances.

(b) [omitted]

(c) The Companies take and have taken reasonable measures to protect the confidentiality of material trade secrets owned by the Companies or disclosed to the Companies and other material confidential information (including all material geophysical, seismic and other exploration, drilling and production data and information), and there has been no material unauthorized disclosure of any such trade secrets or other confidential information.

(d) [omitted]

(e) No Person other than the Companies has any right, title or interest in or to any Intellectual Property used by Field Services.

4.11 [omitted]

4.12 [omitted]

4.13 Insurance.

(a) Schedule 4.13(a) contains a summary list of all material policies of property, fire and casualty, general liability, workers’ compensation, business interruption or contingent business interruption and other insurance held by or for the benefit of Seller or any of its Affiliates (with respect to any Company or the Company Assets) or the Companies as of the date of this Agreement, and all such material policies are in full force and effect and satisfy in all material respects all requirements of applicable Laws and any Contract to which Seller or any Company is a party.

(b) As of the date hereof, there are no material claims by or on behalf of Seller or any Company pending with respect to any of the policies listed on Schedule 4.13(a). Neither Seller nor any Company nor, to the Knowledge of Seller, any Third Party, is in breach in any material respects of any provision of any policy listed on Schedule 4.13(a).

4.14 [omitted]

4.15 Brokers’ Fees. Neither Seller nor any of its Affiliates has entered into any Contract with any Person that would require the payment by Buyer or the Companies of any brokerage fee, finder’s fee, or other commission or similar fee in connection with the transactions contemplated by this Agreement.

4.16 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to the Knowledge of Seller, threatened against any of the Companies.

4.17 Company Systems. Schedule 4.17 sets forth a description of the material Company Systems owned by Seller or any Company.

4.18 [omitted]

4.19 No Other Operations. No Company has conducted any business or operations other than businesses and operations related to the Oil and Gas Properties owned by DeWitt and Lavaca and the midstream assets owned by Field Services, in each case as described in the Audited Financial Statements, and no Company has owned any assets other than the Leases, the Units and property ancillary to the ownership and operation of the Leases, the Units and midstream assets owned by Field Services, other than with respect to the Excluded Assets and any leases assigned, traded or swapped in the Ordinary Course.

4.20 Sufficiency of Assets. At Closing, except for (i) any Title Defects (which are addressed in Section 2.9), (ii) any assets made available pursuant to the Transition Services Agreement, to the extent such Transition Services Agreement is entered into pursuant to Section 6.27 and (iii) the buildings owned by GeoSouthern and its Affiliates (other than the Companies), the Company Assets will include all of the material assets (whether tangible or intangible) that are necessary for the continued operation of the Companies immediately after Closing to conduct their respective businesses as conducted as of the date hereof. The Companies have good title to, or valid license or right of use of, free and clear of all Liens except for Permitted Encumbrances, the assets reflected in the Audited Financial Statements and Unaudited Financial Statements that are used primarily in or are necessary for the continued operations of the Companies, as conducted as of the date hereof, immediately after Closing; provided, however, that this sentence shall not apply to any Leases or Units. Except for the Excluded Assets, neither Seller nor any of its Affiliates (other than the Companies and Blackstone) has any interest in, or controls any oil and gas leases or rights, or other interests in oil, gas or minerals in DeWitt County, Texas or Lavaca County, Texas, except Royalties or any unsevered mineral interests acquired as part of the acquisition of a surface estate.

4.21 Derivative Transactions and Hedging. The Companies have not entered into any Derivative Transactions.

4.22 Capital Budget. Schedule 4.22 sets forth a true, materially complete and correct copy of the planned capital budget for Field Services and the Company Assets, including with respect to any Leases or Units included in such Company Assets that are not operated by the Companies or the Seller, for the period from September 1, 2013 to March 31, 2014.

4.23 Conveyed Depths. The Company Oil and Gas Properties include all rights (other than Excluded Assets) owned by GeoSouthern or any of its Affiliates to extract Hydrocarbons in any depths located in a county in which a Lease or Unit is located.

ARTICLE 5

Representations and Warranties Relating to Buyer

Buyer hereby represents and warrants to Seller:

5.1 Organization of Buyer. Buyer is a limited partnership, validly existing and in good standing under the laws of Oklahoma.

5.2 Authorization; Enforceability. Buyer has all requisite limited partnership power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by Buyer, and no other limited partnership proceeding on the part of Buyer is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Buyer, and this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

5.3 No Conflict; Consents. Except as would not reasonably be expected to prevent, impede, or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement, the execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby by Buyer do not and shall not:

(a) violate any Law applicable to Buyer or require any filing with, consent, waiver, approval, order or authorization of, or declaration, filing, or registration with, or notice to, any Governmental Authority;

(b) violate any Organizational Document of Buyer;

(c) require any filing with, or the giving of any notice to, any Person;

(d) require any consent or approval of any Person; or

(e) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to the creation of any Lien (except for Permitted Encumbrances) or any right of termination, amendment, cancellation, or acceleration, under any of the terms, conditions or provisions of any Contract.

5.4 Litigation. Except as would not reasonably be expected to prevent, impede, or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement, as of the date of this Agreement, Buyer and Buyer’s officers or directors (in his or her capacity as such) (i) are not subject to any outstanding injunction, judgment, Order, decree, ruling or charge, (ii) are not a party to a Proceeding, and (iii) have not been threatened in writing with any Proceeding.

5.5 Brokers’ Fees. Buyer and its Affiliates have not entered into any Contract with any Person that would require the payment by Seller or its Affiliates of any brokerage fee, finders’ fee, or other commission in connection with the transactions contemplated by this Agreement.

5.6 Financial Ability. Buyer has, through a combination of cash on hand and capital commitments, funds sufficient to fund the consummation of the transactions contemplated by this Agreement and to satisfy the related costs and expenses arising in connection with the consummation thereof. The Buyer expressly acknowledges that the failure to have sufficient funds shall in no event be a condition to the performance of its obligations hereunder, and in no event shall the Buyer’s failure to perform its obligations hereunder be excused by failure to receive funds from any source.

5.7 Securities Law Compliance. Buyer (i) is acquiring the Interests for its own account and not with a view to distribution, (ii) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Interests and is able financially to bear the risks thereof, and (iii) understands that the Interests will, upon purchase, be characterized as “restricted securities” under state and federal securities laws and that under such laws and applicable regulations the Interests may be resold without registration under such laws only in certain limited circumstances.

5.8 BUYER’S INDEPENDENT INVESTIGATION; DISCLAIMER. BUYER AND ITS REPRESENTATIVES HAVE UNDERTAKEN AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY ASSETS AND THE BUSINESS, OPERATIONS, AND FINANCIAL CONDITION OF THE COMPANIES. BUYER IS (OR ITS ADVISORS ARE) EXPERIENCED AND KNOWLEDGEABLE IN THE

OIL AND GAS BUSINESS AND AWARE OF THE RISKS OF THAT BUSINESS. IN ENTERING INTO THIS AGREEMENT, BUYER HAS RELIED UPON ITS OWN INVESTIGATION AND ANALYSIS AND THE SPECIFIC REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN Article 3 AND Article 4 OF THIS AGREEMENT, AND BUYER:

(I) ACKNOWLEDGES AND AGREES THAT IT HAS NOT BEEN INDUCED BY AND HAS NOT RELIED UPON ANY REPRESENTATIONS, WARRANTIES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY SELLER, THE COMPANIES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES THAT ARE NOT EXPRESSLY SET FORTH IN Article 3 AND Article 4 OF THIS AGREEMENT, WHETHER OR NOT ANY SUCH REPRESENTATIONS, WARRANTIES OR STATEMENTS WERE MADE IN WRITING OR ORALLY;

(II) ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER SET FORTH IN THIS AGREEMENT, NONE OF SELLER, THE COMPANIES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS OR REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENT, OR MATERIAL PROVIDED OR MADE AVAILABLE, OR STATEMENTS MADE, TO BUYER (INCLUDING ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR REPRESENTATIVES) IN DATA ROOMS, MANAGEMENT PRESENTATIONS OR SUPPLEMENTAL DUE DILIGENCE INFORMATION PROVIDED TO BUYER (INCLUDING ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR REPRESENTATIVES) IN CONNECTION WITH DISCUSSIONS OR ACCESS TO MANAGEMENT OF SELLER OR ANY OF ITS AFFILIATES OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (COLLECTIVELY, “DUE DILIGENCE INFORMATION”). SOLELY TO THE EXTENT SUCH INFORMATION DOES NOT RELATE TO THE MATTERS COVERED BY THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, BUYER HAS NOT RELIED ON SUCH INFORMATION FOR PURPOSES OF ENTERING INTO THIS AGREEMENT AND SELLER AND ITS AFFILIATES SHALL HAVE NO RESPONSIBILITY FOR ANY FAILURE OF SUCH DUE DILIGENCE INFORMATION TO BE TRUE OR CORRECT; AND

(III) ACKNOWLEDGES AND AGREES THAT (I) THE DUE DILIGENCE INFORMATION INCLUDES CERTAIN PROJECTIONS, ESTIMATES AND OTHER FORECASTS, AND CERTAIN BUSINESS PLAN INFORMATION, (II) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS,

ESTIMATES AND OTHER FORECASTS AND PLANS AND BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES, AND (III) SUBJECT TO THE REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER SET FORTH HEREIN, BUYER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SO FURNISHED TO IT AND ANY USE OF OR RELIANCE BY BUYER ON SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SHALL BE AT ITS SOLE RISK.

ARTICLE 6

Covenants

6.1 Conduct of Business.

(a) Operations before Closing. Except (i) as expressly provided in this Agreement, (ii) as set forth in Schedule 6.1, (iii) for any actions required to be taken by the Companies pursuant to Law or (iv) for any actions required to be taken by the Companies pursuant to any Contracts binding upon the Companies or the Company Assets as of the date hereof (other than any contract which was not provided to Buyer prior to the date of this Agreement), during the period from the date hereof until the Closing Date, without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned, or delayed, Seller shall cause the Companies to, in all material respects, (A) operate in the Ordinary Course and (B) use commercially reasonable efforts to preserve intact its business, the Company Assets and Permits, preserve its workforce intact as such workforce exists on the date of this Agreement, maintain insurance coverage on the Company Assets in the amounts and types currently in force or, upon renewal thereof, in similar amounts and types to the extent then available on commercially reasonable terms and prices and preserve its relationships with its key customers and suppliers and other Persons with which it has business dealings. Each Company shall promptly notify Buyer after that Company receives notice of a material proposed operation under a Unit Operating Agreement. Each Company shall participate as a leasehold cost-bearing Working Interest owner with all of its right, title and interest under each such proposal unless Seller requests, and Buyer consents in writing to, any non-consent election pursuant to Section 6.22.

(b) Restricted Activities. Without the prior written consent of Buyer, which consent (other than with respect to clauses (i), (ii), (iii), (v), (vi), (vii), (xii), (xiv) and (xxiv) of this Section 6.1(b) and Section 6.1(b)(xxv) with respect to the foregoing clauses) shall not be unreasonably withheld, conditioned, or delayed (provided, that if Buyer fails to reject in writing a request for consent from Seller within five (5) Business Days of Seller’s Notice requesting such consent, Buyer shall be deemed to have provided such consent), Seller shall cause each Company not to and (x) with respect to Management LLC prior to its contribution to Seller in connection with Section 6.25, Seller shall cause GeoSouthern to cause Management LLC not to and (y) solely with respect to Section 6.1(b)(x), GeoSouthern shall not and shall cause its Affiliates not to:

(i) amend its Organizational Documents;

(ii) adopt, enter into, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(iii) change its accounting methods, policies, or practices, except as required by applicable Law as concurred to by its independent auditors;

(iv) sell, transfer (including to an Affiliate), abandon, farmout, lease, license, exchange, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any Lien (other than Permitted Encumbrances), or otherwise dispose of any of the Company Assets or enter into any agreement with respect to any of the foregoing other than (1) the sale in the Ordinary Course of Hydrocarbons produced from the Units, (2) the sale, transfer, abandonment, lease, license, exchange or disposal of worn-out or obsolete equipment, spare parts, or minor or insignificant assets in the Ordinary Course, (3) assignments of Company Assets as required by the terms of applicable Contracts in existence as of the date of this Agreement (other than any Contract which was not provided to Buyer prior to the date of this Agreement), (4) pooling or unitization of Company Assets with properties of unrelated Third Parties and (5) any Excluded Asset;

(v) acquire by merger, consolidation, purchase or otherwise any equity interests in any Person, or any business or division thereof, or make any loan or advance to, or capital contribution or other investment in, any other Person (other than equity investments in a Company), including the formation of any joint ventures;

(vi) offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any Lien, or authorize or propose to offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any Lien, any Interest or other equity interest in, any Company or any securities convertible into, or any rights, warrants, commitments or options to acquire, any Interest or other equity interests other than the transfer of the equity interests of Management LLC to Seller;

(vii) except for transactions solely among the Companies, (1) declare, set aside or pay any dividends (other than cash dividends payable and actually paid prior to the Closing) on, or make any other distribution in respect of any Interests, (2) adjust, split, combine or reclassify any Interests or other equity interests in any Company or (3) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Interests or other equity interests in any Company;

(viii) terminate or voluntarily relinquish any material Permit necessary for the conduct of the business of any Company;

(ix) incur any Indebtedness for Borrowed Money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument (nor enter into any guarantees with respect to any such indebtedness), and including guarantees of any such indebtedness, except borrowings under the Credit Agreement in the Ordinary Course as necessary to continue to own, manage and operate the Company Assets;

(x) (A) adopt or enter into, amend, modify or terminate any Employee Plan (or any plan, program, agreement, or arrangement that would constitute an Employee Plan if in effect on the date hereof), (B) increase the compensation or benefits payable or to become payable, grant any severance, termination or retention pay, or pay or award any pension, retirement allowance or any equity or non-equity incentive awards to, or accelerate the vesting or payment of any equity award held by, any Employee, in each such case except (x) as set forth on Schedule 6.1(b)(x), (y) as may be required by applicable Law, Governmental Authority or the terms of any Employee Plan or as may otherwise be provided for under this Agreement, or (z) in the Ordinary Course (including in connection with any Ordinary Course hiring of Employees to fill vacancies, promotions, separations from service or other planned hirings of up to ten (10) field services employees in order for the Companies to, in the good faith determination of the Seller, satisfy its obligations in Section 6.1(a)(iv)(B) above), all of whom will be added to Schedule 1.1(i), (C) transfer or otherwise alter the status of any individual so as to cause any individual who is not an Employee as of the date hereof to become an Employee (except as set forth in clause (z) above) or to cause any individual who is an Employee as of the date hereof to no longer be an Employee or (D) terminate, other than for cause, the employment of any individual who is an Employee as of the date hereof;

(xi) other than joint operating agreements or Material Contracts described in clause (x) of the definition of “Material Contract” (in each case to the extent such Contract is entered into in the Ordinary Course) and other than with respect to the assignments contemplated by Section 6.4(b), amend, modify or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of Seller or such Company under any Material Contract or enter into, or amend or modify, any Contract such that it would have been a Material Contract if it would have been in effect with such terms on the date hereof;

(xii) enter into any derivative, option, hedge or futures Contracts;

(xiii) make or commit to any operation reasonably anticipated by Seller to require future capital expenditures prior to the Closing Date by such Company in an amount that, when added to the aggregate amounts for capital expenditures actually spent or committed from the Effective Date through the date of this Agreement, would be more than [omitted] greater in the aggregate than, the capital expenditure budget for the period from the Effective Date through and including March 31, 2014 set forth in Schedule 6.1(b)(xiii) (or to the extent the Closing does not occur by March 31, 2014, the amount set forth in such capital expenditure budget, plus an additional proportionate amount for the period from April 1, 2014 through Closing), other than (x) when required by a bona fide emergency when there is insufficient time to obtain advance consent of Buyer (provided that the Seller will promptly notify Buyer of any such emergency expenditures, including the amount and reason therefor) or (y) in connection with any Third Party operation as contemplated by Section 6.22;

(xiv) grant or create any preferential right to purchase or restrictions or required Third Party consents applicable to the Company Assets (other than in the Ordinary Course) or the transactions contemplated by this Agreement;

(xv) make acreage acquisitions other than (A) [omitted] and (B) acreage swaps with respect to acreage in DeWitt County contiguous to any of the Leases, provided such swaps result in Seller or the applicable Company owning similar assets of equal or greater value in all material respects than those transferred by Seller or a Company in such swap;

(xvi) abandon wells, dismantle or decommission material facilities, close pits and restore the surface of such wells, facilities, and pits, except as required by applicable Laws or Contracts or otherwise in the ordinary course of business consistent with ordinary, prudent and customary practices in the oil and natural gas exploration and production industry;

(xvii) enter into any new line of business;

(xviii) to the extent that it would reasonably be likely to adversely affect the assets, capital, operations, or activities of a Company in a Tax period or portion thereof beginning after the Effective Date, (1) make, change or rescind any material election relating to Taxes or make any material change in any Tax accounting or reporting principles, methods or policies, (2) grant any power of attorney with respect to material Taxes, (3) settle or compromise any material Tax liability, claim or assessment, or (4) file any amended foreign, federal, state, or local income Tax Return or any other material amended Tax Return;

(xix) institute, pay, discharge, settle or otherwise compromise any claim, action or Proceeding in excess of [omitted] per item, provided that in the case of any settlement or compromise, such settlement or compromise does not admit liability of any Company or result in any restriction on the business of any Company or the Company Assets;

(xx) enter into any new labor or collective bargaining agreement or multi-employer plan or modify, amend or waive any labor or collective bargaining agreement or multi-employer plan to which any Company is a party or by which any Company is bound;

(xxi) with respect to any material Lease, voluntarily resign or transfer operatorship, other than transfers of operatorship from Petrohawk Operating Company and its Affiliates to GeoSouthern and its Affiliates in the Ordinary Course pursuant to any Unit Operating Agreement;

(xxii) enter into or amend any material transaction, Contract, agreement or commitment with any Affiliate, former or present director or officer of any Company, any direct or indirect shareholder of the Company or with any Affiliate of any of the foregoing Persons or any other Person covered under Item 404 of Regulation S-K under the Securities Act, except that a Company may enter into or amend a Contract with an Affiliate in the Ordinary Course, provided that such Contract or amendment is (x) on terms at least as favorable to the Company as would be obtained from an un-affiliated Third Party and (y) terminable by such Company at any time without any termination penalty or other similar payment on no more than 30 days’ notice;

(xxiii) permit any insurance policy insuring the Company Assets and maintained by Seller or its Affiliates naming a Company as a beneficiary or loss-payable payee to be cancelled or terminated except in the Ordinary Course;

(xxiv) enter into any Contract that restrains, limits or impedes any Company’s or any of their Affiliates’ ability to compete with or conduct any business or line of business, including geographic limitations on any Company’s or any of their Affiliates’ activities, other than in an insignificant manner; or

(xxv) agree, whether in writing or otherwise, to do any of the foregoing.

(c) Notwithstanding the above provisions of Section 6.1(b), prior to Closing, Seller may, and may cause its Affiliates to, remove all cash and cash equivalents from the Companies in such manner as Seller shall determine, provided that such removal does not impose any liability or obligation on any Company that will survive the Closing, or create any Lien on any Company Asset.

6.2 Transferred and Terminated Contracts. On or before the Closing Date, Seller shall cause (a) each of the Contracts listed in Schedule 6.2(a) to be assigned and transferred to, and assumed by, the Company indicated on Schedule 6.2(a) and (b) each of the Contracts listed in Schedule 6.2(b) to be terminated without liability or continuing obligation to any Company.

6.3 Access; Confidentiality.

(a) Access. From the date hereof through the Closing, Seller shall, and shall cause each Company to, afford to Buyer and its authorized Representatives reasonable access, during normal business hours and in such manner as not to unreasonably interfere with normal operation of the businesses of the Companies and their Affiliates, to the properties, books, Contracts, and records of Seller (to the extent such properties, books, Contracts and records of Seller relate to the Companies) and the Companies and to appropriate officers and employees of Affiliates of Seller and the Companies as are reasonably identified by Buyer as being relevant information relating to the Companies and their Affiliates and shall furnish such authorized Representatives with all financial and operating data and other information concerning the affairs of the Companies as Buyer and such Representatives may reasonably request. Seller shall have the right to have a Representative present at all times during any such inspections, interviews, and examinations, provided that Seller shall not use such right to unreasonably delay or prohibit Buyer’s investigation rights under this Agreement. Additionally, Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement. Notwithstanding the foregoing, Buyer shall have no right of access to, and Seller shall have no obligation to provide to Buyer, information relating to: (i) bids received from others in connection with the transactions contemplated by this Agreement (or similar transactions) and information and analyses (including financial analyses) relating to such bids; (ii) any information to the extent such information is subject to an attorney-client or attorney work product privilege; or (iii) any information the disclosure of which would result in a violation of Law or breach of Contract; provided that in the case of clauses (ii) and

(iii), Seller shall use its commercially reasonable efforts to make appropriate substitute disclosure arrangements with respect to such information. All requests for information made under this Section 6.3(a) shall be directed to the Person designated by Seller in a Notice delivered to Buyer, and all such information provided shall be subject to the Confidentiality Agreement. For the avoidance of doubt, Buyer will have no right to access any information regarding any of Seller’s Affiliates other than as expressly provided for in this Section 6.3(a).

(b) Confidentiality Agreement. The Confidentiality Agreement, except to the extent modified herein, will remain in full force and effect; provided, however, that, subject to the provisions of Section 6.14, upon Closing, the Confidentiality Agreement shall terminate, and Seller shall, and shall cause its Affiliates to, not make disclosure to Third Parties of any confidential or proprietary information relating to any Company, the Company Assets or their business, except with the prior consent of Buyer or as required by Law and Buyer shall, and shall cause its Affiliates to, not make disclosure to Third Parties of any confidential or proprietary information relating to Sellers, its Affiliates (other than the Companies) and their respective businesses, except with the prior consent of Seller or as required by Law. At Closing, Seller will, or will cause its applicable Affiliates to, assign to a Company the benefits under any and all Applicable Confidentiality Agreements.

(c) Contact with Customers, Suppliers and Other Business Relations. Prior to the Closing, Buyer and Buyer’s Representatives shall contact and communicate with the employees, customers, suppliers and other business relations of the Companies and their Affiliates in connection with the transactions contemplated hereby only with the prior written consent of Seller, such consent not to be unreasonably withheld. Upon request by Buyer, to the extent such consent is granted, Seller shall use reasonable best efforts to facilitate communications between Buyer and the employees, customers, suppliers and other business relations of the Companies.

(d) Site Access. Buyer and Buyer’s Representatives shall not have access to, and shall not be permitted to conduct any environmental due diligence with respect to any Company Assets where Seller does not have the authority to grant access for due diligence purposes (provided, however, Seller shall use its commercially reasonable efforts to obtain permission from any Third Party to allow Buyer and Buyer’s Representatives such access provided Buyer agrees to comply with all of Third Party’s company safety and environmental policies). Buyer and Buyer’s Representatives shall, if requested by any such Third Party, enter into customary confidentiality and/or indemnification agreements prior to any physical inspection of any Company Assets. To the extent Buyer or any of Buyer’s Representatives are afforded access to any such site, they will obey all rules and regulations required by the Third Party granting such access to be observed with respect to such site. To the extent that such access is not granted, the provisions of Section 2.9 of this Agreement relating to environmental matters shall be inapplicable to the related Company Assets.

(e) [omitted]

(f) Applicable Confidentiality Agreements. Seller agrees that it shall not, and it shall cause each of its Affiliates not to, release any Third Party from, or waive any provisions of, any Applicable Confidentiality Agreement and Seller will, and will cause each of its Affiliates to, use its best efforts to enforce any such agreement at the request of or on behalf of Buyer, including initiating and prosecuting litigation seeking appropriate equitable relief (where available) and, to the extent applicable, damages. Immediately after the execution and delivery of this Agreement, Seller will, and will instruct its and each of its Affiliate’s officers, directors, employees and Representatives to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible acquisition of all or any portion of the Interests, any other equity interest in any of the Companies or any material interest in any of the Company Assets. Seller agrees that it shall, and it shall cause each of its Affiliates to, (i) take the necessary steps to promptly inform its officers, directors and Representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in this Section 6.3(f) and (ii) request each Person who has heretofore executed an Applicable Confidentiality Agreement to return or destroy (which destruction shall be certified in writing by an executive officer of such Person to the extent Seller can require such action pursuant to the relevant Applicable Confidentiality Agreement) all confidential information heretofore furnished to such Person by or on its behalf.

6.4 Consents.

(a) Buyer and Seller shall (and shall each cause their respective Affiliates to) use reasonable best efforts to obtain, and to cooperate in obtaining, all consents and approvals of Third Parties that any of Buyer, Seller, or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby; provided that, the Parties shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (other than filing or application fees with respect to Governmental Authorities).

(b) [omitted]

(c) Buyer acknowledges and agrees that, following the Closing, the Units set forth on Schedule 6.4(b) will continue to be operated by GeoSouthern on behalf of the Working Interest owners therein. Buyer and its Affiliates, and their respective Representatives, will provide to GeoSouthern and the lessor of such Units the cooperation necessary to facilitate the operation of such Units.

6.5 Efforts; Regulatory Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, Buyer and Seller will use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to (i) cause the conditions to the transactions contemplated hereby set forth in Article 8 to be satisfied; (ii) obtain all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities; and (iii) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) HSR Filing. In connection with and not in limitation of Section 6.5(a), promptly, and in any event within ten (10) Business Days after the date hereof, the Parties shall make the filings required of Buyer, Seller and the Companies to obtain expiration or early termination of the waiting period under the HSR Act in respect of the transactions contemplated hereunder. The filing fees required under the HSR Act shall be borne equally by Buyer and Seller.

(c) Required Actions. From the date of this Agreement until the Closing, each Party shall:

(i) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under the HSR Act and any other applicable Laws for additional information, documents or other materials;

(ii) cooperate with the other Party and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings;

(iii) promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings;

(iv) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with Governmental Authorities relating to such filings;

(v) use reasonable best efforts to cause the expiration of the notice or waiting periods under the HSR Act and, if applicable, the expiration of the notice or waiting periods, or other consents and approvals, under any other Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable;

(vi) use reasonable best efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement (but Seller and the Companies shall not be required to agree to any undertaking or restriction that would take effect prior to, or not be conditioned upon, consummation of the Closing or that would bind Seller or any of its Affiliates (other than the Companies) after the Closing); and

(vii) use reasonable best efforts to contest and resist any action or Proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as in violation of any Law.

(d) Buyer’s Actions. In furtherance of the foregoing, Buyer shall, and shall cause its Affiliates (including upon Closing, the Companies) to use reasonable best efforts to (i) resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement (but Buyer and the Companies shall not be required to agree to any undertaking or restriction that would take effect prior to, or not be conditioned upon, consummation of the Closing or that would bind Buyer or any of its Affiliates (including the Companies after the Closing in any material respect) and (ii) contest and resist any action or Proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as a violation of any Law.

(e) Notice. If a Party intends to participate in any meeting with any Governmental Authority with respect to such filings, it shall give the other Party reasonable prior Notice of such meeting and if commercially practicable and permitted by such Governmental Authority, an opportunity to attend such meeting.

6.6 Books and Records. From and after the Closing Date, subject to Section 6.3(b), Seller may retain a copy of any or all of the Due Diligence Information and all other books and records relating to the business or operations of the Companies on or before the Closing Date that are required by Seller to comply with legal obligations or that relate to parts of the business of Seller and/or its Affiliates.

6.7 Replacement of Guarantees.

(a) Buyer shall use its reasonable best efforts to cause itself, one of its Affiliates or the Companies to be substituted in all respects for Seller and its other Affiliates, and for Seller and its other Affiliates to be released, effective as of the Closing or (if such substitution and release cannot be effected as of the Closing) as soon as possible after the Closing, in respect of all obligations of Seller and any of its other Affiliates under each guarantee, indemnity, surety bond, letter of credit, Contract, letter of comfort or other obligation relating to the Companies and the Company Assets set forth on Schedule 6.7 (collectively, the “Indemnified Guarantees”); provided, that Buyer shall not be required to agree to waive any rights (or to cause any Company to waive any rights) or to provide any other payment or consideration in order to obtain such release. For any Indemnified Guarantee for which Buyer, one of its Affiliates or the Companies, as applicable, is not substituted in all respects for Seller and its Affiliates (and for which Seller and its Affiliates are not released) effective as of Closing, Buyer shall continue to use its reasonable best efforts and shall cause its Affiliates and the Companies to use their reasonable best efforts to effect such substitution and release after the Closing.

(b) After the Closing, Buyer and the Companies, jointly and severally, shall forever indemnify, defend and hold harmless Seller and any of its Affiliates against any liabilities, damages, losses, costs, and expenses relating to or arising from events occurring after the Closing that Seller or any of its Affiliates suffers, incurs or is liable for by reason of or arising out of or in consequence of: (i) Seller or any of its Affiliates issuing, making payment under, being required to pay or reimburse the issuer of, or being a party to, any Indemnified Guarantee; (ii) any claim or demand for payment made on Seller or any of its Affiliates with respect to any of the Indemnified Guarantees; or (iii) any Proceeding by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Indemnified Guarantees.

6.8 Shared Contracts. Buyer acknowledges the Contracts with Third Parties set forth on Schedule 6.8 to which one or more of the Companies and Seller or one or more Affiliates of Seller are parties directly benefit both Seller or an Affiliate of Seller (other than the Companies) and one or more of the Companies (the “Shared Contracts”). Seller shall use its reasonable best efforts to cause each Shared Contract that is not a Unit Operating Agreement to be replaced with a separate Contract that provides the applicable Company with rights and obligations substantially similar to the rights and obligations contained in such Shared Contract of such Company and Seller (or any Affiliate of Seller party to such Shared Contract), and Buyer shall cooperate with Seller with respect thereto; provided that, the Parties shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required in connection with the separation or replacement of any Shared Contract. If the Parties are not able to effect the separation of a Shared Contract prior to the Closing as a result of any required approval or consent of a Third Party, then, until such actions can be effected, to the extent permissible under applicable Law and the terms of such Shared Contract, the Parties shall enter into alternative arrangements intended to provide the applicable Company with the benefits of such Shared Contract and to put the Parties in the same economic position as if such Shared Contract were separated as contemplated in this Section 6.8 prior to the Closing. Buyer acknowledges that Seller shall have no obligations under this Section 6.8 with respect to any Shared Contract that is a Unit Operating Agreement.

6.9 Use of GeoSouthern Marks. The Parties acknowledge that GeoSouthern Marks appear on some of the Company Assets, including signage on the Company Assets. Buyer acknowledges and agrees that it obtains pursuant to this Agreement or otherwise no right, title, interest, license, or any other right whatsoever to use the GeoSouthern Marks, except as set forth in this Section 6.9. Buyer shall, as promptly as practicable, and in any event within six (6) months after the Closing, (a) cause all of the Organizational Documents of the Companies to be amended to eliminate the word “GeoSouthern” and any word or expression confusingly similar thereto or constituting an abbreviation thereof from the names of such entities; (b) cause such amendments to the Organizational Documents of each Company to be filed, as appropriate or necessary, with all applicable Governmental Authorities to reflect the elimination of such words and the change of such names; (c) cause the removal of all trademarks, trade names, logos and symbols related to Seller and its Affiliates from all Company Assets (including all signs); and (d) take all other actions necessary to accomplish the foregoing matters, including any notifications, filings or other actions required by any Governmental Authority. Buyer agrees never to challenge Seller’s (or its Affiliates’) ownership of the GeoSouthern Marks or any application for registration thereof or any registration thereof or any rights of Seller or its Affiliates therein as a result, directly or indirectly, of its ownership of the Companies. Except as set forth in this Section 6.9, (i) Buyer will not do any business or offer any goods or services under or using the GeoSouthern Marks; (ii) Buyer will not send, or cause to be sent, any correspondence or other materials to any Person on any stationery that contains any GeoSouthern Marks which would reasonably be expected to confuse any Person into believing that Buyer has any right, title, interest or license to use the GeoSouthern Marks; and (iii) Buyer will not otherwise operate the Companies in any manner which would reasonably be expected to confuse any Person into believing that Buyer has any right, title, interest, or license to use the GeoSouthern Marks.

6.10 Intellectual Property Transfer; Seller IP License.

(a) At or prior to the Closing, Seller and its Affiliates (other than the Companies) shall assign, transfer and convey to the Companies all right, title and interest they may have to Intellectual Property used solely and exclusively by or for the Companies, if any; provided, however, that if any such transfer of any seismic or similar data would require the payment of any fee to any Third Party, Seller and its Affiliates shall not be required to transfer such data unless and until Buyer or a Company pays such fee. For clarity, Seller and its Affiliates (other than the Companies) shall retain no right, title or interest (including any express or implied licenses) to any of the foregoing Intellectual Property, and shall purge any copies thereof once Buyer has confirmed that it has complete and accurate copies thereof.

(b) From and after the Closing, Seller and its Affiliates (other than the Companies) hereby grant to the Companies a non-exclusive, perpetual, irrevocable, royalty-free, fully paid-up right and license to make, use, reproduce, display, perform, distribute and modify the Seller IP, if any, solely for use in the business of the Companies. The Companies may permit their respective Affiliates, suppliers, contractors, service providers and consultants to exercise any or all of the foregoing rights and licenses solely at the direction of, and on behalf of, the Companies. The rights granted pursuant to this Section 6.10(b) are collectively referred to herein as the “Seller IP License”. The Seller IP License shall be binding on assignees and transferees of the Seller IP, and the Seller IP License shall be transferrable to any Third Party that acquires all or a majority of the business of the Companies.

6.11 Insurance. Buyer acknowledges and agrees that, effective upon the Closing, the insurance policies of Seller and its Affiliates related to the Companies shall be terminated or modified to exclude coverage of the Companies, and, as a result, it shall be the obligation of Buyer to obtain at its sole cost and expense replacement insurance effective from and after the Closing. Seller shall pursue, and shall cause its Affiliates (including the Companies) to pursue, on behalf of and for the benefit of the Companies, any recovery under any such insurance policy with respect to any event or occurrence during the Interim Period, and any such recovery shall increase the Interim Revenue Amount; provided that if such recovery occurs subsequent to the Closing, Seller shall pay to Buyer the amount of such recovery upon receipt thereof by Seller or one of its Affiliates.

6.12 Company Indebtedness. In connection with the Closing, Seller shall use its reasonable best efforts to obtain a release of Liens in respect of the Company Assets under the Credit Agreement and a release of the Companies as borrowers thereunder (the “Release Letters”). The Release Letters shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations (other than Ordinary Course and contingent indemnification obligations) related to the Company Indebtedness (the “Payoff Amount”), (ii) state that all Liens in connection therewith relating to the Company Assets shall be, upon the payment of the Payoff Amount on the Closing Date, released and (iii) authorize the Companies to file UCC-3 termination statements and mortgage releases in all applicable jurisdictions to evidence the release of the Company Indebtedness. Seller and the Companies shall deliver all Notices and take all other actions necessary to facilitate the termination of the obligations and commitments of the Companies under the Company Indebtedness, the repayment in full of all obligations then outstanding thereunder, the elimination of the Companies from all agreements related thereto and the release of all Liens applicable to the Company Assets in connection therewith, in each case, on the Closing Date.

6.13 Further Assurances. Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable, under applicable Law or otherwise, to consummate the transactions contemplated by this Agreement. The Parties agree to, and Seller, prior to the Closing, and Buyer, after the Closing, agree to cause the Companies to, execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement in accordance with the terms hereof.

6.14 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior written consent of Buyer and Seller; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as is necessary to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange after consultation with the other Party. Notwithstanding the foregoing, the Parties acknowledge and agree that Blackstone may provide general information about the subject matter of this Agreement in connection with their customary fund raising, marketing, informational or reporting activities.

6.15 Fees and Expenses; Transfer Taxes.

(a) Except as otherwise provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense.

(b) Seller and Buyer shall each be responsible for and shall indemnify and hold harmless the other Party against fifty percent (50%) of any state or local transfer, sales (including bulk sales), use, filing, value added, documentary, stamp, gross receipts, registration, conveyance, excise, recording, licensing, stock transfer stamps or other similar Taxes and fees (the “Transfer Taxes”) arising out of or in connection with or attributable to the transactions contemplated by this Agreement. All Tax Returns with respect to Transfer Taxes incurred in connection with this Agreement or otherwise in connection with the transactions contemplated hereunder shall be timely filed by the Party responsible for such filing under applicable law. Buyer and Seller shall reasonably cooperate to reduce or eliminate any Transfer Taxes to the extent permitted by applicable Law.

(c) To the extent that the transactions contemplated under this Agreement are determined to involve a transfer of tangible personal property, Buyer and Seller acknowledge and agree that such transactions constitute a sale of an identifiable segment of a business for purposes of Section 151.304 of the Texas Tax Code.

6.16 Like-Kind Exchange. Each of Seller and Buyer shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(iii) of the Treasury Regulations) or an Exchange Accommodation Titleholder (as that term is defined in Rev. Proc. 2000-37, 2000-2 C.B. 308) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code; provided that (A) the Closing shall not be delayed or affected by reason of such like-kind exchange or any actions taken by either Seller or Buyer in connection with this Section 6.16, (B) an assignment under this Section 6.16 shall not release any Party from its liabilities and obligations under this Agreement nor shall the consummation or accomplishment of such like-kind exchange be a condition to the Parties’ obligations under this Agreement; (C) the non-assigning Party’s rights under this Agreement shall not be altered or diminished in any manner; (D) the assigning Party shall indemnify, defend, and hold the Party that is not assigning harmless from all claims, damages, liabilities, costs and expenses (including, but not limited to reasonable legal fees and any additional Taxes, including Transfer Taxes) in connection with such like-kind exchange; (E) neither Party represents to the other that any particular tax treatment will be given to either Party as a result of any such assignment and (F) any such Qualified Intermediary or Exchange Accommodation Titleholder to which Buyer assigns all or a portion of its rights pursuant to this Section 6.16 shall be a corporation or limited liability company, in either case formed in a jurisdiction other than Texas. In the event either Party assigns its rights under this Agreement pursuant to this Section 6.16, such Party agrees to notify the other Party in writing of such assignment at or before Closing. If Seller assigns its rights under this Agreement for this purpose, Buyer agrees to (i) consent to Seller’s assignment of its rights in this Agreement in the form reasonably requested by the Qualified Intermediary, and (ii) pay all or a portion of the Adjusted Purchase Price and any adjustments thereto into a qualified escrow or qualified trust account at Closing as directed in writing. If Buyer assigns its rights under this Agreement for this purpose, Seller agrees to (i) consent to Buyer’s assignment of its rights in this Agreement in the form reasonably requested by Buyer’s Qualified Intermediary or Exchange Accommodation Titleholder (but in no event will Seller be required to transfer the Company Assets in any form other than through a transfer of the Interests and in no event will Seller be required to transfer Interests in any Company to more than one transferee, i.e. all of the Interests in any Company will be transferred to a single transferee), (ii) accept all or a portion of the payments payable under this Agreement from the account designated by Buyer’s Qualified Intermediary or Exchange Accommodation Titleholder at Closing, and (iii) at Closing, subject to the limitations otherwise set forth herein, convey and assign directly to Buyer’s assignee under Section 6.31, Buyer’s Qualified Intermediary or Buyer’s Exchange Accommodation Titleholder (as directed in writing) the Interests which are the subject of this Agreement upon satisfaction of the other conditions to Closing and other terms and conditions hereof.

6.17 Non-Solicitation.

(a) Buyer covenants and agrees that for a period of twelve (12) months following the Closing, neither it nor any of its Affiliates (including the Companies) will, directly or indirectly, without the prior written consent of Seller, (i) solicit, recruit or employ any employee, officer or director, other than the Continued Employees, of Seller or its Affiliates or (ii) induce or otherwise counsel, advise or encourage any employee, officer or director of Seller or its Affiliates to leave the employment of Seller and its Affiliates; provided, that this Section 6.17(a) shall not preclude the hiring of any employee who has been terminated by Seller or its Affiliates at least six (6) months prior to the commencement of employment discussions between Buyer (or its applicable Affiliates) and such employee.

(b) Seller covenants and agrees that for a period of twelve (12) months following the Closing, neither it nor any of its Affiliates will, directly or indirectly, without the prior written consent of Seller, (i) solicit, recruit or employ any Continued Employee or (ii) induce or otherwise counsel, advise or encourage any Continued Employee to leave the employment of Seller and its Affiliates (including the Companies); provided, that this Section 6.17(b) shall not preclude the hiring of any employee who has been terminated by Buyer or its Affiliates (including the Companies) at least three (3) months prior to the commencement of employment discussions between Seller (or its applicable Affiliates) and such employee.

6.18 No Shop. Seller shall not, and shall cause its Affiliates (including the Companies) and each of their respective officers, directors, employees not to, and direct each of their third-party Representatives not to on its behalf, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, participate in discussions or negotiations with, or provide any information to, any Person or group (other than Buyer and its Representatives and Affiliates) relating to any transaction involving the sale of the Interests or all or any part of the Company Assets, or any merger, consolidation, business combination or similar transaction involving the Companies, the Company Assets or all or substantially all of any part of their business. Seller shall immediately notify Buyer of the existence of any proposal or inquiry received by GeoSouthern, Seller or any of their respective Affiliates (including any Company) or Representatives, and shall immediately communicate to Buyer the terms of any proposal or inquiry which any of them may receive, including the identity of the Party making such proposal or inquiry.

6.19 [omitted]

6.20 Debt Financing. Prior to the Closing Date, Seller shall provide, and shall cause its Affiliates (including the Companies) to provide, and shall use its reasonable best efforts to cause its Representatives and Representatives of its Affiliates (including the Companies) to provide, all cooperation reasonably requested from time to time by Buyer in connection with any debt financing pursued by Buyer in connection with the transactions contemplated hereby (the “Debt Financing”), including (i) using its reasonable best efforts to cause its independent accountants to cooperate with and assist Buyer in preparing customary and appropriate information packages and offering materials as the parties to the Debt Financing may reasonably request for use in connection with the offering and/or syndication of debt securities, loan participations and other matters contemplated by the Debt Financing, and (ii) furnishing Buyer and the Buyer’s Representatives with financial and other pertinent information regarding the Companies, including with respect to the operations of the Companies, as may be reasonably requested by Buyer. Seller hereby consents to the use of the logos of the Companies in connection with the syndication and marketing of the Debt Financing; provided that, such logos are used in a manner that is not intended to harm or disparage the Companies or such logos and are used solely in connection with a description of the Companies, their business and products or the transactions contemplated hereby. Notwithstanding anything to the contrary contained herein, any failure by Seller or its Affiliates to perform the obligations set forth in this Section 6.20 shall in no event cause the failure of any condition set forth in Article 8 and Seller shall have no liability to Buyer in respect thereof.

6.21 Litigation Notification. Seller shall promptly notify Buyer if any Company becomes subject to an Order issued, made, rendered or entered after the date hereof, becomes a party to a Proceeding after the date hereof, or is threatened in writing after the date hereof with any Proceeding.

6.22 Consent to Operations. With respect to any operation proposed by a Third Party under a Unit Operating Agreement or other Contract governing the development of the Units or the Leases that is not provided for in the capital expenditure budget for the period from the Effective Time through and including March 31, 2014 set forth in Schedule 6.1(b)(xiii) (or to the extent the amount required to consummate such operation exceeds the remaining funds contemplated to be spent pursuant to such capital expenditure budget), Seller shall cause the applicable Company to (i) provide notice of such proposal to Buyer promptly (and in any event within 24 hours after receipt of such proposal) and (ii) make a timely election to participate in such operation unless Seller requests, and Buyer consents in writing to any non-consent election or other election not to participate (including by failing to make an affirmative election where required) with respect to such operation.

6.23 Transfer of Certain Assets. At least 30 days prior to Closing, Seller shall provide Buyer with a true and correct list (the “Contract List”) of each Contract and Permit to which Seller or any of its Affiliates is a party (other than Shared Contracts) which is necessary for the continued operation of the Company Assets immediately after Closing. At or prior to the Closing, Seller shall or shall cause its Affiliates to use their reasonable best efforts to transfer and assign to the Companies all Contracts listed in the Contract List, Permits and other assets necessary for the continued operation of the Company Assets immediately after Closing, to the extent assignable or, in the case of Permits, shall reasonably assist Buyer in obtaining replacement Permits in the name of Buyer, including all Seller Material Contracts, except for assets to be made available pursuant to the Transition Services Agreement, to the extent such agreement is entered into pursuant to Section 6.27, and except for any Contract which prior to the Closing Buyer instructs Seller in writing not to transfer and assign to a Company.

6.24 Intercompany Accounts. Prior to the Closing, Seller, and after the Closing, Seller and Buyer, shall cause all intercompany accounts between any Company, on the one hand, and GeoSouthern or any of its Affiliates (except any Company), on the other hand, to be settled in the Ordinary Course.

6.25 Management LLC. On or prior to the Closing Date, Seller shall take, and shall cause GeoSouthern to take, take all steps reasonably necessary to effect the transfer of the employment of those Employees who are employed by GeoSouthern to Management LLC and the contribution of Management LLC to Seller. Not later than three (3) days prior to the Closing Date, Seller shall update Schedule 4.9(a)(ii), accordingly, in compliance with the provisions of this Agreement.

6.26 GeoSouthern. GeoSouthern agrees that (a) during the period from the date hereof until the Closing Date, GeoSouthern shall cause each of its Affiliates (including Seller and the Companies) to perform or comply with in all material respects all of the covenants and agreements required by this Agreement to be performed or complied with by Seller and its Affiliates (including the Companies) on or before the Closing and (b) from and after the Closing

Date, GeoSouthern shall cause each of the Seller and its Affiliates to perform or comply with in all material respects the covenants and agreements set forth in Sections 6.3(b), 6.17(b), 6.19, 6.24, 6.25, 6.27 and 6.28. Notwithstanding anything to the contrary contained herein, Buyer expressly agrees that GeoSouthern’s liability for damages (including damages in lieu of equitable relief pursuant to Section 11.9(a) hereunder is strictly limited to any amounts payable pursuant to [omitted], and any breach of this Agreement by GeoSouthern shall be deemed to be a breach by Seller subject to the recourse provisions available to Buyer against Seller; provided, that the foregoing shall not be deemed to limit any recourse Buyer may have against GeoSouthern under Section 11.9(a).

6.27 Transitional Personnel. Seller, GeoSouthern and their respective Affiliates hereby undertake to make Transitional Personnel available to Buyer during normal business hours on each Business Day for a period of ninety (90) days following the Closing Date, to reasonably assist with, and to respond to, questions about land, accounting, finance, environmental, legal and regulatory matters in connection with the transition of operations of the Companies to Buyer. In connection with making such Transitional Personnel available, solely to the extent that any individual member of the Transitional Personnel is required to commit a material portion of his or her daily duties for the benefit of Buyer during such period (such material portion being deemed to be greater than 1 hour per day on average in any two week period), Buyer shall pay to Seller and its Affiliates such portion of the base salary of such member of the Transitional Personnel as is allocable to the work performed for the benefit of Buyer by such member of the Transitional Personnel (such allocation being based on the number of hours worked by such member of the Transitional Period as a proportion of a 40 hour work week). If any member of the Transitional Personnel shall leave the employment of Seller and its Affiliates at any time prior to the 90th day after the Closing, Seller and its Affiliates shall in no event be deemed to have breached this Section 6.27 by reason of such member of the Transitional Personnel no longer being available to Buyer. To the extent that on or before the date that is 30 days prior to the Closing Date Buyer reasonably determines in good faith that the availability of Transitional Personnel pursuant to this Section 6.27 will not be sufficient to facilitate Buyer’s transition of the Companies from Seller to Buyer, then Buyer and Seller shall negotiate in good faith to enter into a reasonable transition services agreement (the “Transition Services Agreement”), on customary terms, which terms shall include customary compensation and indemnification provisions for the benefit of Seller and its Affiliates.

6.28 Field Equipment. Prior to Closing, GeoSouthern shall cause Seller to contribute the Field Equipment to the Company for which such Field Equipment is primarily used.

6.29 Subordination Agreements. Seller shall use commercially reasonable efforts to obtain, on behalf of the applicable Company, a subordination agreement on customary terms, with respect to each mortgage described in clause (xi) of the definition of “Permitted Encumbrances.”

6.30 Notices to Escrow Agent. Seller and Buyer shall provide the Escrow Agent with such notices, directions and instructions (as are necessary for the Escrow Agent to fulfill its obligations set forth in the Escrow Agreement) in accordance with the provisions of this Agreement.

6.31 Buyer LLC. Prior to the Closing Date, Buyer shall assign its rights under this Agreement (including, for the avoidance of doubt, its right to purchase the Interests), other than rights previously assigned under Section 6.16, to a limited liability company formed under the laws of the State of Oklahoma or the State of Delaware and shall cause such limited liability company to purchase the Interests and pay the Adjusted Purchase Price (and pay or receive any amounts in respect of adjustments thereto) in accordance with Article 2; provided, that such assignment shall not relieve Buyer from its obligations under this Agreement. Notwithstanding anything in the foregoing, such assignee limited liability company shall be entitled to the provisions of Section 6.16 as if it were the Buyer, subject to the limitations therein.

6.32 Leases. Prior to the Closing Date, at Buyer’s request, Seller and its Affiliates and Buyer shall negotiate in good faith lease agreements, on customary, market terms, with respect to Buyer’s use of such portion of the office space (not to exceed half of the premises) of Seller and its Affiliates in 4060 Wildwood Forest, Spring Texas, as Buyer shall reasonably require and with respect to Buyer’s use of the Cuero field office space of Seller and its Affiliates. At the Closing, Seller (or the Affiliate of Seller that owns the relevant building) and Buyer shall enter into any such lease agreements.

ARTICLE 7

Employee Matters

7.1 Continued Employment of Employees. Until at least [omitted], Buyer shall, or shall cause one of its subsidiaries to, provide to each Employee who is employed on the Closing Date and who remains employed with Buyer or one of its subsidiaries, for so long as such Employee remains so employed (each, a “Continued Employee”):

(i) annual base salary or base wage rate no less than that in effect immediately prior to the Closing Date;

(ii) incentive compensation opportunities which are no less favorable than those available to similarly situated employees of Buyer;

(iii) welfare, retirement, disability and life insurance, and other employee benefits which are no less favorable in the aggregate than those available to similarly situated employees of Buyer; provided, however, without limiting the generality of the foregoing, Buyer shall provide, or shall cause one of its subsidiaries to provide: (A) to each Continued Employee whose employment with Buyer and its subsidiaries is terminated on or prior to December 31, 2014 severance payments and benefits that are no less favorable than those that would be paid to a similarly situated employee of Buyer or any of its Affiliates upon a termination of such employee’s employment at such time under such same circumstances; and (B) continued payment of tuition for Continued Employees and their dependents who, immediately prior to the Closing Date, participate in that certain tuition assistance Employee Plan of GeoSouthern, on terms that are no less favorable than those available to similarly situated employees of Buyer under Buyer’s tuition assistance program as in effect on the date hereof (provided, further, all such Continuing Employees shall be immediately eligible to participate in Buyer’s tuition assistance program such that there will be no disruption of tuition payment obligations paid, payable or committed to be paid with respect to all such Continuing Employees).

7.2 Pre-Closing Service; Pre-Existing Conditions.

(a) Service Credit. Periods of employment with Seller or any of its current or former Affiliates, to the extent previously recognized under any Plan shall be taken into account for all purposes, including, as applicable, eligibility for participation, vesting, level of benefits, and benefit accrual of any Employee under the applicable employee benefit plan offered by Buyer or an Affiliate of Buyer to the Employees, including vacation plans or arrangements, 401(k) or other retirement plans, and any severance and welfare plans, except to the extent such credit would result in duplication of benefits; provided, that periods of employment will not be taken into account for the purpose of any entitlement to participate in, or receive or accrue benefits under, any defined benefit pension plans, retiree medical programs or other retiree welfare benefit programs maintained by Buyer or its Affiliates.

(b) Pre-Existing Conditions. Buyer shall use commercially reasonable efforts to (i) waive any limitation on health insurance coverage of Employees and their eligible dependents due to pre-existing conditions under all applicable medical plans of Buyer or an Affiliate of Buyer to the extent such condition was satisfied or waived under the comparable Plan prior to the Closing Date and (ii) credit Employees and their eligible dependents with all payments credited against out-of-pocket maximums and deductible payments and co-payments paid by such Person, in each case, under the comparable Plan prior to the Closing Date during the plan year in which the Closing Date occurs for the purpose of determining the extent to which any such Person has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health insurance plans of Buyer or an Affiliate of Buyer for such year.

7.3 COBRA and Post-Employment Welfare Benefits. On and after the Closing Date, Buyer shall, or shall cause its Affiliates to, assume all obligations to provide continuation health care coverage in accordance with COBRA to all Employees and their qualified beneficiaries with respect to any qualifying events occurring on or following the Closing Date.

7.4 Tax Reporting. If applicable, Buyer and Seller hereby agree to follow the alternative procedure for employment Tax withholding as provided in Rev. Proc. 2004-53, I.R.B. 2004-34. Accordingly, none of Seller or its Affiliates shall have any employment Tax reporting responsibilities, and Buyer shall have full employment Tax reporting responsibilities, for the Employees following the close of business on the Closing Date, including in respect of the calendar year in which the Closing Date occurs.

7.5 No Rights to Employment. No provision of this Agreement shall (i) create any right in any employee of Seller, Buyer or their Affiliates to continued employment by Seller, Buyer or their Affiliates or preclude the ability of Seller, Buyer or their Affiliates to terminate employment of any employee for any reason; (ii) require Seller or Buyer to continue any Plan or Employee Plan or prevent the amendment, modification, or termination thereof at any time; (iii) confer upon any employee any rights or remedies under or by reason of this Agreement; or (iv) be treated as an amendment to any Plan or Employee Plan.

ARTICLE 8

Conditions To Closing

8.1 Conditions to Obligations of Buyer to Closing. The obligation of Buyer to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived in whole or in part exclusively by Buyer:

(a) Representations, Warranties, and Covenants. (i) The representations and warranties of GeoSouthern and Seller set forth in Sections 3.1(a) (Organization of Seller), 3.1(b) (Authorization; Enforceability), 3.2(b) (Ownership of Interests), 4.1 (Organization) and 4.3 (Capitalization) will be true and correct as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date); and (ii) all other representations and warranties of GeoSouthern and Seller made in this Agreement (other than representations and warranties described in clause (i) above) will be true and correct (disregarding all materiality and Material Adverse Effect qualifications contained herein) as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where all such breaches taken collectively (without giving effect to any limitation as to materiality and Material Adverse Effect qualifications contained herein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Performance. Each of GeoSouthern and Seller shall have performed or complied with in all material respects all of the covenants and agreements required by this Agreement to be performed or complied with by GeoSouthern or Seller, as applicable, on or before the Closing.

(c) Regulatory Approvals. The waiting period under the HSR Act applicable to the consummation of the sale and purchase of the Interests contemplated hereby shall have expired or been terminated.

(d) No Injunction. On the Closing Date, no provision of any applicable Law and no Order will be in effect that restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Closing.

(e) Closing Deliverables. Buyer shall have received the documents and certificates required under Section 2.5(c).

(f) Rights of First Refusal. All rights of first refusal, preferential purchase rights and similar rights to purchase applicable to the consummation of the transactions contemplated by this Agreement shall have been exercised, waived, expired without exercise or been rejected.

(g) Seller Required Consents. The Seller Required Consents set forth on Schedule 8.1(g) shall have been obtained.

(h) Termination of Affiliate Transactions. The Contracts set forth on Schedule 8.1(h) shall have been terminated.

(i) Debt Payoff Letters. Each payee of Company Indebtedness shall have delivered a Release Letter to the applicable payor Company and all indebtedness stated in each Release Letter so delivered, as well as all accrued and unpaid interest, breakage costs and prepayment fees or penalties that will be incurred in connection with the payment and discharge of such Company Indebtedness as stated in each such Release Letter, shall have been paid in full and all Liens associated therewith shall have been released and Buyer provided with UCC-3’s necessary to effectuate such termination; provided that, the foregoing condition shall be deemed satisfied if the Seller repays such amounts pursuant to Section 2.3(a) and such Liens have been or are released as of the Closing.

(j) No Material Adverse Effect. No Material Adverse Effect shall have occurred.

(k) Closing Certificate. Buyer shall have received a certificate pursuant to Section 2.5(c)(iii).

(l) Management LLC. At or contemporaneously with Closing, Seller shall own all of the issued and outstanding member interests of Management LLC.

8.2 Conditions to the Obligations of Seller to Closing. The obligation of Seller to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived in whole or in part exclusively by Seller:

(a) Representations, Warranties, and Covenants. The representations and warranties of Buyer made in this Agreement (disregarding all materiality qualifications contained herein) will be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date).

(b) Performance. Buyer shall have performed or complied with in all material respects all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before the Closing.

(c) Regulatory Approvals. The waiting period under the HSR Act applicable to the consummation of the sale and purchase of the Interests contemplated hereby shall have expired or been terminated.

(d) No Injunction. On the Closing Date, no provision of any applicable Law and no Order will be in effect that restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Closing.

(e) Closing Certificate. Seller shall have received a certificate pursuant to Section 2.5(d)(i).

ARTICLE 9

Termination

9.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by the mutual written consent of Buyer and Seller;

(b) by either Buyer or Seller, upon Notice to the other Party, if the Closing has not been consummated by June 30, 2014, provided, however, that neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this Section 9.1(b) if such Person’s breach of any representation, warranty or covenant set forth in this Agreement has been the cause of the Closing failing to occur by such date;

(c) by Buyer, upon Notice to Seller, if there has been a breach by Seller of any representation, warranty, or covenant contained in this Agreement that would prevent the satisfaction of any condition to the obligations of Buyer set forth in Section 8.1 and, if such breach is of a character that is capable of being cured, such breach has not been cured by Seller within thirty (30) days after Notice thereof from Buyer;

(d) by Seller, upon Notice to Buyer, if there has been a breach by Buyer of any representation, warranty, or covenant contained in this Agreement that would prevent the satisfaction of any condition to the obligations of Seller set forth in Section 8.2 and, if such breach is of a character that is capable of being cured, such breach has not been cured by Buyer within thirty (30) days after Notice thereof from Seller;

(e) [omitted]; or

(f) by either Buyer or Seller, upon Notice to the other Party, if any Governmental Authority having competent jurisdiction has issued a final, non-appealable Order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such injunction or other action shall have become final and non-appealable.

9.2 Effect of Termination. If a Party terminates this Agreement under Section 9.1, then such Party shall promptly give Notice to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become null and void and have no effect, except that the agreements contained in this Article 9, Article 10, the provisions of Section 6.3, Section 6.14 and Section 6.15 shall survive termination hereof. No termination of this Agreement pursuant to Section 9.1 and nothing contained in this Section 9.2 shall relieve any Party to this Agreement of liability for willful breach of this Agreement occurring prior to any termination, or for willful breach of any provision of this Agreement that specifically survives termination hereunder. The Confidentiality Agreement shall not be affected by a termination of this Agreement.

ARTICLE 10

Indemnification

10.1 [omitted]

10.2 [omitted]

10.3 [omitted]

10.4 Indemnification Procedure.

(a) Promptly after receipt by a Buyer Indemnified Party or a Seller Indemnified Party (hereinafter collectively referred to as an “Indemnified Party”) of notice by a Third Party (including any Governmental Authority) of any Proceeding or the commencement of any audit with respect to which such Indemnified Party may be entitled to receive payment hereunder for any Buyer Losses or any Seller Losses (as the case may be), such Indemnified Party will notify Buyer or Seller, as the case may be (in such capacity, Buyer or Seller is hereinafter referred to as an “Indemnifying Party”) of such Proceeding or audit; provided, however, that the failure to so notify the Indemnifying Party will relieve the Indemnifying Party from liability under this Agreement with respect to such Proceeding or audit only if, and only to the extent that, the defense of such Proceedings or audit is prejudiced as a result of the failure to notify the Indemnifying Party. The Indemnifying Party will have the right, at its sole expense, upon written notice delivered to the Indemnified Party within fifteen (15) days after receiving such notice, to assume the defense of such Proceeding with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. In the event, however, that the Indemnifying Party declines or fails to (i) assume the defense of the Proceeding on the terms provided above or to prosecute such defense in good faith or (ii) employ counsel reasonably satisfactory to the Indemnified Party, in any case within such fifteen (15) day period, then such Indemnified Party may employ counsel to represent or defend it in any such Proceeding and the Indemnifying Party will (subject to the other terms and provisions of this Agreement) pay the reasonable fees and disbursements of such counsel as incurred. In any Proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Proceeding, will have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use reasonable best efforts to (x) diligently conduct the defense of any Proceeding for which it is maintaining the defense, (y) keep the Indemnified Party or the Indemnifying Party, as the case may be, reasonably apprised of the status of the defense of any Proceeding the defense of which they are maintaining and (z) cooperate in good faith with each other with respect to the defense of any such Proceeding.

(b) No Indemnified Party may settle or compromise any Proceeding or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless such settlement, compromise or consent (i) includes an unconditional release of the Indemnifying Party from all liability arising out of such Proceeding, (ii) does not contain any admission or statement of any wrongdoing or liability on behalf of the Indemnifying Party and (iii) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnifying Party or any of the Indemnifying Party’s Affiliates. An Indemnifying Party may not settle or compromise any Proceeding or consent to the entry of any judgment with respect to which indemnification is being sought hereunder, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) A claim for indemnification by an Indemnified Party for any matter not involving an Proceeding by a Third Party may be asserted by Buyer (on behalf of the Buyer Indemnified Parties) or Seller (on behalf of the Seller Indemnified Parties), as applicable, by written notice to the Indemnifying Party from whom indemnification is sought. Such notice will specify with reasonable specificity the basis for such claim.

10.5 [omitted]

10.6 Sole and Exclusive Remedy.

(a) From and after the Closing, the remedies set forth in this Article 10 shall, in the absence of fraud or intentional misrepresentation, provide the sole and exclusive remedies arising out of, in connection with, relating to or arising under this Agreement, any document, agreement, certificate (including the certificates delivered at Closing by Buyer and Seller pursuant to Section 2.5(c)(iii) and Section 2.5(d)(i), respectively) or other instrument delivered pursuant hereto or the transactions contemplated hereby, whether based on contract, tort, strict liability, other laws or otherwise, including any breach or alleged breach of any representation, warranty, covenant or agreement made herein or any other document contemplated herein or delivered pursuant hereto. The Parties acknowledge and agree that, in the absence of fraud or intentional misrepresentation, from and after the Closing the remedies available in this Article 10 supersede (and each Party waives and releases) any other remedies available at Law or in equity against the other Parties including rights of rescission, rights of contribution and claims arising under applicable statutes.

(b) Buyer, on behalf of itself and all other Buyer Indemnified Parties, further acknowledges and agrees that, after the Closing, in the absence of fraud or intentional misrepresentation, the Holdback Amount then held in escrow pursuant to the Escrow Agreement shall be the sole and exclusive source for satisfaction of any claims arising from the transaction contemplated hereby [omitted].

10.7 [omitted]

10.8 Insurance Proceeds. The Buyer Losses and Seller Losses giving rise to any claim hereunder shall be reduced by any insurance proceeds or other payments actually received by the Indemnified Party (less the amount of any deductible paid or costs incurred by such Indemnified Party in connection therewith) in satisfaction of any Losses giving rise to the claim. Buyer shall use its reasonable best efforts to recover under insurance policies or under other rights of recovery for Losses; provided, however, that Buyer shall be entitled to seek payment (including indemnification) under this Agreement pending resolution of any such recovery efforts.

10.9 Tax Treatment of Indemnity Payments. For federal income tax purposes, the Parties agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Adjusted Purchase Price payable to Seller pursuant to Section 2.2 hereof unless a final and non-appealable determination by an appropriate Governmental Authority (which shall include the execution of an IRS Form 870-AD or successor form) provides otherwise.

10.10 Damages Waiver. No Indemnifying Party shall have any liability to any Indemnified Party for consequential, indirect, exemplary or punitive damages, except to the extent of reimbursement of such damages actually recovered by a Third Party from such Indemnified Party.

ARTICLE 11

Other Provisions

11.1 Notices. All notices, requests, demands and other communications (“Notices”) under this Agreement shall be given in writing and shall be personally delivered, sent by e-mail or sent by private overnight mail courier service as follows:

If to Buyer, to:

Devon Energy Production Company, L.P.

333 W. Sheridan Avenue

Oklahoma City, OK 73102-5015

E-mail: lyndon.taylor@dvn.com

Attention: Lyndon C. Taylor

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

1000 Louisiana, Suite 6800

Houston, TX 77002

E-mail: fbayouth@skadden.com

Attention: Frank Bayouth

If to Seller, to:

c/o GeoSouthern Energy Corporation

1425 Lake Front Circle

The Woodlands, TX 77380

E-mail: DHubbs@GeoSouthernenergy.com

Attention: Deborah Hubbs

With a copy to:

Simpson Thacher & Bartlett LLP

2 Houston Center

909 Fannin Street, Suite 1475

Houston, Texas 77010

E-mail: acalder@STBLaw.com

Attention: Andrew Calder

or to such other address or addresses as the Parties may from time to time designate in writing. If personally delivered, then such communication shall be deemed delivered upon actual receipt; if sent by e-mail, then such communication shall be deemed delivered the day of the transmission or, if the transmission is not made before 5:00 p.m., at the place of receipt, on the first Business Day after transmission (and sender shall bear the burden of proof of delivery); and if sent by overnight courier, then such communication shall be deemed delivered upon receipt.

11.2 Assignment. Neither Party shall assign this Agreement or any part hereof without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

11.3 Rights of Third Parties. Other than any rights or remedies provided to the Financing Sources in Sections 11.9(b) and 11.10(e) hereof, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

11.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

11.5 Entire Agreement. This Agreement (together with the Disclosure Schedule and exhibits to this Agreement) and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby; provided that, in the event of a conflict between the terms of the Confidentiality Agreement and Section 6.17(a), the terms of this Agreement set forth in Section 6.17(a) shall govern and prevail with respect to such conflict.

11.6 Disclosure Schedule. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedule shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment by Seller, in and of itself, that such information is material to or outside the Ordinary Course of any Company or required to be disclosed on the Disclosure Schedule. Each disclosure in the Disclosure Schedule shall be deemed to qualify the particular sections or subsections of the representations and warranties expressly referenced, and each other section or subsection of the representations and warranties where the relevance of such disclosure is reasonably apparent on its face; provided, however, that (i) no disclosure shall be deemed to qualify Sections 3.1(c), 3.2(b), 4.2 (other than a cross-reference to Section 3.1(c)), 4.3 or 5.3 unless expressly set forth on the relevant Schedule and (ii) no disclosure expressly referencing Section 4.6 shall be deemed to qualify any other section of the representations and warranties, except to the extent of any specific cross reference.

11.7 Amendments. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.

11.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

11.9 Specific Performance; Waiver of Claims Against Financing Sources

(a) The Parties acknowledge and agree (i) that each Party would be irreparably harmed by a breach by the other Party of any of such other Party’s obligations under this Agreement and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and (ii) that the non-breaching Party shall be entitled to injunctive relief, specific performance, and other equitable remedies against the breaching Party to enforce the performance by the breaching Party of its obligations under this Agreement (this being in addition to any other remedy to which the non-breaching Party may be entitled at law or in equity), and the Parties hereby consent and agree to such injunctive relief, specific performance, and other equitable remedies. Accordingly, each Party waives (a) any defenses in any action for specific performance pursuant to this Agreement that a remedy at law would be adequate and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

(b) None of the Financing Sources will have any liability to the Seller, the Companies or their respective Affiliates relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither the Seller, the Companies nor any of their respective Affiliates will have any rights or claims against any of the Financing Sources hereunder or thereunder. In no event shall the Seller nor the Companies be entitled to seek the remedy of specific performance of this Agreement against the Financing Sources.

11.10 Governing Law; Jurisdiction.

(a) Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Texas, without regard to the Laws that might be applicable under conflicts of laws principles.

(b) Forum. The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Harris County, Texas, and each of the Parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts. The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c) Jurisdiction. To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement, and (ii) submits to the personal jurisdiction of any court described in Section 11.10(b).

(d) JURY WAIVER. The Parties hereto agree that they hereby irrevocably waive the right to trial by jury in any action to enforce or interpret the provisions of this Agreement.

(e) Forum/Governing Law for Financing Sources. Notwithstanding anything herein to the contrary, the Parties hereto acknowledge and irrevocably agree (i) that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, in which Seller or its Affiliates is seeking recourse of any nature from the Financing Sources arising out of, or relating to, the transactions contemplated hereby, the Debt Financing, or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each Party hereto submits for itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Proceeding in any other court, (iii) TO WAIVE AND HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY SUCH PROCEEDING, (iv) that any such Proceeding shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State and (v) that the Financing Sources are express third party beneficiaries of, and may enforce, any provisions in this Agreement reflecting the foregoing agreements.

11.11 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto in their capacities as such and, except to the extent otherwise provided herein, no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any Party hereto or any former, current or future, direct or indirect, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties hereto, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

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IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each of the Parties as of the date first above written.

BUYER:

DEVON ENERGY PRODUCTION COMPANY, L.P.

By:
Name:
Title:

SELLER:

GEOSOUTHERN INTERMEDIATE HOLDINGS, LLC

By:
Name:
Title:

solely for purposes of Sections 3.1, 6.1(b)(x), 6.19, 6.26 and [omitted]:

GEOSOUTHERN:

GEOSOUTHERN ENERGY CORPORATION

By:
Name:
Title: